UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
of 1934 (Amendment No. )
Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to §240.14a-12

ASSOCIATED BANC-CORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[x]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2021 Proxy Statement
Notice of Annual Meeting of Shareholders
To Be Held on April 27, 2021

March 12, 2021
To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 27, 2021, which will be conducted solely online via a live webcast. You will be able to attend the Annual Meeting of Shareholders of Associated Banc-Corp online, vote your shares electronically, and submit questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/ASB2021.
On or about March 12, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders informing them that our Proxy Statement, the 2020 Summary Annual Report to Shareholders and our 2020 Form 10‑K, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request paper copies. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.
The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.
Your Board of Directors and management look forward to the Annual Meeting of Shareholders of Associated Banc-Corp. We always appreciate your input and interest in Associated Banc-Corp.
Sincerely,
John (Jay) B. Williams
Chairman of the Board
Philip B. Flynn
President and CEO

433 Main Street
Green Bay, Wisconsin 54301
________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 27, 2021
Virtual Meeting at 11:00 a.m.
www.virtualshareholdermeeting.com/ASB2021
Items of Business:
1.The election of 11 individuals recommended by the Board of Directors to serve as directors.
2.Advisory approval of Associated Banc-Corp’s named executive officer compensation.
3.The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc- Corp for the year ending December 31, 2021.
4.Such other business as may properly come before the meeting and all adjournments thereof.
Who May Vote:
You may vote if you were a shareholder of record on March 1, 2021.
How to Attend the Annual Meeting of Shareholders:
There will not be a physical location for the Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be a completely virtual meeting. To be admitted to the Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/ASB2021, you must enter the control number on your proxy card, voting instruction form or Notice of Internet Availability you previously received. Regardless of whether you plan to attend the Annual Meeting of Shareholders, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below. You also may vote online during the Annual Meeting of Shareholders by following the instructions provided on the meeting website during the meeting. For more information, please see page 3.
YOUR VOTE IS IMPORTANT.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2021:
Associated Banc-Corp’s Proxy Statement, 2020 Summary Annual Report to Shareholders and 2020 Form 10-K are available online at http://materials.proxyvote.com/045487.
YOU ARE ENCOURAGED TO USE ONE OF THE FOLLOWING METHODS TO VOTE IN ADVANCE OF THE ANNUAL MEETING OF SHAREHOLDERS, NO LATER THAN 11:59 P.M. ET ON APRIL 26, 2021:
BY INTERNET - www.proxyvote.com.
BY TELEPHONE AT 1-800-690-6903.
IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY INTERNET OR TELEPHONE WILL AID ASSOCIATED BANC-CORP BY REDUCING THE EXPENSE

OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING VIRTUALLY.

Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary

Green Bay, Wisconsin
March 12, 2021

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL 1: ELECTION OF DIRECTORS	4
NOMINEES FOR ELECTION TO OUR BOARD	4
DIRECTOR QUALIFICATIONS	9
BOARD DIVERSITY	9
DIRECTOR SKILLS AND EXPERIENCE MATRIX	10
RECOMMENDATION OF THE BOARD OF DIRECTORS	10
AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE	11
RECENT ANNOUNCEMENT REGARDING APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER	11
INFORMATION ABOUT THE BOARD OF DIRECTORS	12
BOARD COMMITTEES AND MEETING ATTENDANCE	12
SEPARATION OF BOARD CHAIRMAN AND CEO	13
DIRECTOR NOMINEE RECOMMENDATIONS	13
COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD	14
COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	14
STOCK OWNERSHIP	15
SECURITY OWNERSHIP OF BENEFICIAL OWNERS	15
STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS	15
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT	16
COMMON STOCK	16
RESTRICTED STOCK UNITS	17
DEPOSITARY SHARES OF PREFERRED STOCK	18
OWNERSHIP IN DIRECTORS’ DEFERRED COMPENSATION PLAN	19
PROPOSAL 2: ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION	20
RECOMMENDATION OF THE BOARD OF DIRECTORS	20
COMPENSATION DISCUSSION AND ANALYSIS	28
COMPENSATION AND BENEFITS COMMITTEE REPORT	47
DIRECTOR COMPENSATION	56
DIRECTORS’ DEFERRED COMPENSATION PLAN	56
DIRECTOR COMPENSATION IN 2020	57
DELINQUENT SECTION 16(a) REPORTS	58
RELATED PARTY TRANSACTIONS	58
RELATED PARTY TRANSACTION POLICIES AND PROCEDURES	58
PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	59
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	59
RECOMMENDATION OF THE BOARD OF DIRECTORS	59
REPORT OF THE AUDIT COMMITTEE	60
OTHER MATTERS THAT MAY COME BEFORE THE MEETING	61
SHAREHOLDER PROPOSALS	61

PROXY STATEMENT
GENERAL INFORMATION

PURPOSE
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp (“Associated”) to be voted at the Annual Meeting of Shareholders at 11:00 a.m. (CDT) on Tuesday, April 27, 2021, (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/ASB2021, and at any and all adjournments of the Annual Meeting.
The cost of solicitation of proxies will be borne by Associated. In addition to solicitation by mail, some of Associated’s directors, officers, and colleagues may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained Innisfree M&A Incorporated to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay Innisfree M&A Incorporated $25,000 for proxy solicitation services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

INTERNET AVAILABILITY OF PROXY MATERIALS
Securities and Exchange Commission (“SEC”) rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about March 12, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders advising them that this Proxy Statement, the 2020 Summary Annual Report to Shareholders and our 2020 Annual Report on Form 10-K (the “2020 Form 10-K”), along with voting instructions, may be accessed over the Internet at http://materials.proxyvote.com/045487. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at
www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a paper or e-mail copy from sendmaterial@proxyvote.com. If you would like to receive a paper or e-mail copy of the proxy materials, please make your request on or before April 14, 2021, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

WHO CAN VOTE
The Board has fixed the close of business on March 1, 2021, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Associated’s common stock, par value $0.01 (the “Common Stock”), is entitled to one vote on each matter to be voted on at the Annual
Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

QUORUM AND SHARES OUTSTANDING
The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, of which 153,065,165 shares were issued and outstanding at the close of business on the Record Date.

REQUIRED VOTES
The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:
Proposal 1 - Election of Directors
The 11 nominees who receive the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Social Responsibility
Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Other Proposals
The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

ABSTENTIONS AND BROKER NON-VOTES
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

HOW YOU CAN VOTE
Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning the proxy card in the envelope provided. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees for director, “FOR” the advisory approval of Associated’s named executive officer (“NEO”) compensation and “FOR” the ratification of the selection of KPMG LLP as Associated’s independent registered public accounting firm for 2021.
VOTE BY INTERNET - www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2021. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online. The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. You should be aware that there might be costs associated with your electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.
VOTE BY TELEPHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions no later than 11:59 p.m. Eastern Time on April 26, 2021. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.
AT THE VIRTUAL ANNUAL MEETING - You also may vote online during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting. For additional information, see the section below entitled “Virtual Meeting Information.”

REVOCATION OF PROXY
Proxies may be revoked at any time prior to the time they are exercised by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Proxies may not be revoked via the Internet or by telephone.

The Corporate Secretary of Associated is Randall J. Erickson, 433 Main Street, Green Bay, Wisconsin 54301.

VIRTUAL MEETING INFORMATION
Associated has determined to hold a completely virtual meeting due to concerns relating to the coronavirus (“COVID-19”) pandemic, and to leverage technology to provide expanded access, improved communication and cost savings for our shareholders and for Associated.
There will not be a physical location for the Annual Meeting.
To participate in the Annual Meeting, please visit www.virtualshareholdermeeting.com/ASB2021 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 10:45 a.m. on the meeting date. The Annual Meeting will begin promptly at 11:00 a.m.
Please allow yourself sufficient time to log into the Annual Meeting and to ensure you can hear the streaming audio before the meeting starts.

You will be able to submit questions during the Annual Meeting by following the instructions provided on the meeting website. We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting. You will also be able to examine our shareholder list during the Annual Meeting by following the instructions provided on the meeting website.
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page.

PROPOSAL 1:
ELECTION OF DIRECTORS
Directors elected at the Annual Meeting will serve for one-year terms expiring at the 2022 Annual Meeting and, with respect to each director, until his or her successor is duly elected and qualified. The term of each current director listed under “Nominees for Election to Our Board” expires at the Annual Meeting.
Unless otherwise directed, all proxies will be voted “FOR” the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance and Social Responsibility Committee’s conclusion that such nominee should serve as a director. The 11 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from than votes “FOR” his or her election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Social Responsibility Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.
Each nominee has consented to serve as a director, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated’s executive offices.
Michael T. Crowley, Jr., William R. Hutchinson, and Richard T. Lommen are retiring and will not be standing for reelection. Associated is grateful to each of these directors for their dedicated service to Associated and its shareholders.
The information presented below is as of March 1, 2021.

NOMINEES FOR ELECTION TO OUR BOARD

John F. Bergstrom
Director since 2010 Age: 74
Mr. Bergstrom is Chairman and Chief Executive Officer of Bergstrom Corporation of Neenah, Wisconsin, one of the top 50 largest automobile dealer groups in the United States. Mr. Bergstrom also served as a director of Kimberly-Clark Corporation (NYSE:KMG), and WEC Energy Group (NYSE:WEC), retiring in 2019. He currently serves as a director of Advance Auto Parts (NYSE:APP), and is a director emeritus of the Green Bay Packers, Inc.

Mr. Bergstrom’s qualifications to serve as a director of Associated and co-chair of the Compensation and Benefits Committee and a member of the Corporate Governance and Social Responsibility Committee include his more than 30 years of leadership experience as a chief executive officer and over 50 years of combined experience as a director of various public companies. Mr. Bergstrom provides the Board with a deep understanding of consumer sales and of Wisconsin’s business environment. Mr. Bergstrom has completed the National Association of Corporate Directors (“NACD”) corporate training program for Compensation Committee members and is now designated as a Master Fellow for Compensation Committee, governance and best practices. He was also designated as one of the top 100 corporate directors in America for 2017.

Philip B. Flynn
Director since 2009 Age: 63	Mr. Flynn joined Associated Banc-Corp as President and Chief Executive Officer in December 2009. Mr. Flynn has more than 40 years of financial services industry experience. Prior to joining Associated, Mr. Flynn held the position of Vice Chairman and Chief Operating Officer of Union Bank in California. During his nearly 30-year career at Union Bank, he held a broad range of other executive positions, including chief credit officer and head of commercial banking, specialized lending and wholesale banking activities. Mr. Flynn serves as a director or trustee of the Medical College of Wisconsin, the Milwaukee Art Museum, St. Norbert College, Wisconsin Manufacturers & Commerce, and the Green Bay Packers, Inc.

Mr. Flynn’s qualifications to serve as a director and Chair of the Corporate Development Committee include his extensive experience in the banking industry and his significant executive management experience at a large financial institution.

R. Jay Gerken
Director since 2014 Age: 69
Mr. Gerken is a director of 17 mutual funds with approximately $36 billion in assets associated with Sanford C. Bernstein Fund, Inc. and the AB Multi-Manager Alternative Fund, which are mutual fund complexes. Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013. During that period, he was also the President and a director of the Legg Mason and Western Asset mutual funds complexes with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005.
Mr. Gerken’s qualifications to serve as a director of Associated, Chair of the Enterprise Risk Committee and member of the Audit Committee include his extensive investment and financial experience, as well as his executive leadership roles at several large mutual funds. Mr. Gerken is certified as a National Association of Corporate Directors Board Leadership Fellow. As a Chartered Financial Analyst with experience as a portfolio manager and in overseeing the preparation of financial statements, Mr. Gerken also meets the requirements of an audit committee financial expert.

Judith P. Greffin
Director since 2017 Age: 60	Ms. Greffin served as Executive Vice President and Chief Investment Officer at the Allstate Corporation (NYSE: ALL), the nation’s largest publicly held personal lines insurer, from 2008 to 2016. Prior to this position, Ms. Greffin held several other key positions at Allstate from 1990 to 2008. Ms. Greffin currently serves on the board of Church Mutual Insurance Company and Trustmark Mutual Holding Company. In addition, she serves on the boards of the Northwestern Memorial Foundation, where she is a member of the investment and audit committees of Northwestern Memorial Healthcare, the Field Museum of Natural History, where she chairs the finance committee, and DePaul University, where she chairs the investment committee. She is also a member of the Miami University Foundation board of trustees and the Economic Club of Chicago.

Ms. Greffin’s qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and the Trust Committee include her extensive investment, strategy and risk mitigation background as well as her executive leadership experience at a large publicly traded company. Ms. Greffin is also a Chartered Financial Analyst.

Michael J. Haddad
Director since 2019 Age: 54
Mr. Haddad is the Chair of the Board of Directors of Schreiber Foods, Inc., an employee-owned, international dairy company headquartered in Green Bay, Wisconsin, since October 1, 2019. He served as President and Chief Executive Officer of Schreiber Foods, Inc. from 2009 to 2019, having served in a number of positions of increasing responsibility with the company since 1995. Mr. Haddad is also a member of the Board of Directors of Bellin Health Systems, the Board of Directors of the Green Bay Packers, Inc. the Board of Directors of the Innovation Center for US Dairy, and the Board of Directors of the John and Ingrid Meng Family Foundation.
Mr. Haddad’s qualifications to serve as a director of Associated and a member of the Enterprise Risk Committee and Trust Committee include his extensive experience as a CEO and board member of a large global food company with annual revenues over $5 billion, and his long-standing familiarity with the markets in which Associated is headquartered and serves.

Robert A. Jeffe
Director since 2011 Age: 70	Mr. Jeffe is a Senior Operating Partner at BlackWatch which provides strategic and financial advisory services focused in the technology and entertainment industries. He served as Chairman of OAG Analytics, Inc., a data analytics and machine learning, company for the oil and gas industry, from December 2017 until January 2021. Mr. Jeffe served as Co-Chairman and Co-Founder of Hawkwood Energy, a private oil and gas company based in Denver and focused on onshore exploration and production in the U.S. from February 2012 until June 2017. Mr. Jeffe was Chairman of the Corporate Advisory Group of Deutsche Bank from November 2004 until February 2011. Previously, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company from December 2001 to November 2004, and as a member of GE Capital’s board of directors from January 2002 to June 2004. Mr. Jeffe has more than 34 years of investment banking experience and prior to working at Deutsche Bank, he was with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup) serving at all three firms as Managing Director, Head of the Global Energy and Natural Resources Group, and a member of the Investment Banking Management Committee and Global Leadership Group. At Morgan Stanley, Mr. Jeffe also was Co-Head of Global Corporate Finance.

Mr. Jeffe’s qualifications to serve as a director of Associated, Chair of the Audit Committee, and a member of the Corporate Development Committee and the Enterprise Risk Committee include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions and energy companies and his Board positions at these energy firms. Mr. Jeffe also meets the requirements of an audit committee financial expert.

Eileen A. Kamerick
Director since 2007 Age: 62
Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Previously, from March 2014 until January 2015, she was Senior Advisor to the CEO and Executive Vice President and CFO of ConnectWise, Inc., an international software and services company. Ms. Kamerick has also served as Chief Financial Officer at several leading companies, Houlihan Lokey, Heidrick & Struggles International, Inc., Leo Burnett, and BP Amoco Americas. She also currently serves on the board of directors of Hochschild Mining, plc (LON:HOC), serves as an independent director of 23 closed-end mutual funds in the Legg Mason mutual fund complex, and serves as independent trustee for the 24 AIG and Anchor Trust Funds. She previously served on the Board of Directors of Westell Technologies, Inc. (NASDAQ: WSTL). She has formal training in law, finance, and accounting.
Ms. Kamerick’s qualifications to serve as a director of Associated, Chair of the Corporate Governance and Social Responsibility Committee and member of the Compensation and Benefits Committee and the Corporate Development Committee include her executive-level responsibilities for the financial operations of both public and private companies, her board positions on public companies, and her experience as a frequent law school lecturer on corporate governance and corporate finance. She is also a National Association of Corporate Directors Board Leadership Fellow. In addition, Ms. Kamerick has earned the National Association of Corporate Directors Directorship Certification. In addition, Ms. Kamerick has earned the CERT, Certification in Cybersecurity Oversight. In 2020, Ms. Kamerick also attended the NACD Master Class, a course designed for experienced public company board and board committee leaders. Although Ms. Kamerick is not currently serving on Associated’s Audit Committee, she meets the requirements of an audit committee financial expert.

Gale E. Klappa
Director since 2016 Age: 70	Mr. Klappa is the Executive Chairman of WEC Energy Group (NYSE: WEC) of Milwaukee, Wisconsin, one of the nation’s premier energy companies. Mr. Klappa was Chairman and Chief Executive Officer of WEC from October 2017 until February 2019, and served as non-executive Chairman from May 2016 until October 2017. Mr. Klappa served as Chairman and Chief Executive Officer of WEC from June 2015 until May 2016. Mr. Klappa had served as Chairman and Chief Executive Officer of Wisconsin Energy and We Energies from May 2004 until June 2015. Previously, Mr. Klappa was Executive Vice President, Chief Financial Officer and Treasurer of Southern Company (NYSE: SO) in Atlanta, Georgia and also held the positions of Chief Strategic Officer, North American Group President of Southern Energy Inc., Senior Vice President of Marketing for Georgia Power Company, a subsidiary of Southern Company and President and Chief Executive Officer of South Western Electricity, Southern Company’s electric distribution utility in the United Kingdom. Mr. Klappa also serves as a director of Badger Meter Inc. (NYSE: BMI) and is co-chair of the Milwaukee 7, a regional economic development initiative. He is also an officer and member of the Executive Committee of the Metropolitan Milwaukee Association of Commerce and serves on the School of Business Advisory Council for the University of Wisconsin-Milwaukee. Mr. Klappa also served on the board of directors of Joy Global Inc. from 2006 until the company was acquired in 2017.

Mr. Klappa’s qualifications to serve as a director of Associated and as a member of the Audit Committee and Compensation and Benefits Committee include his 40 years of management experience in large publicly traded companies, including over 25 years at a senior executive level, and his recognized leadership in the economic development of southeastern Wisconsin. Mr. Klappa also meets the requirements of an audit committee financial expert.

Cory L. Nettles
Director since 2013 Age: 51
Mr. Nettles is the Founder and Managing Director of Generation Growth Capital, Inc., a private equity fund. He was Of Counsel at Quarles & Brady LLP from 2007 to 2016. He previously served as Secretary for the Wisconsin Department of Commerce from 2002 to 2004. Mr. Nettles serves on the boards of Weyco Group, Inc. (NASDAQ: WEYS), Robert W. Baird’s Baird Funds, Inc. mutual fund complex, and several nonprofit organizations including the Medical College of Wisconsin, the Greater Milwaukee Foundation and the University of Wisconsin Foundation and Lawrence University. He previously served on the board of The Private Bank-Wisconsin.

Mr. Nettles’ qualifications to serve as a director of Associated and member of the Corporate Governance and Social Responsibility Committee, Corporate Development Committee and Enterprise Risk Committee include his strong business background and legal experience.

Karen T. van Lith
Director since 2004 Age: 61	Ms. van Lith is founder and CEO of APEL Worldwide, LLC, an eCommerce provider leveraging leading edge technologies. Prior to 2019, Ms. van Lith provided consultative interim leadership for technology companies requiring transformative change. From June 2011 until June 2012, she served as Chief Executive Officer and a director of MakeMusic, Inc., a publicly held technology solutions company. Ms. van Lith also served as a director of E.A. Sween, a privately-held company doing business as Deli Express, from August 2012 to December 2019. Until June 2011, she ran an internet-marketing services company through Beckwith Crowe, LLC. Ms. van Lith was President and Chief Executive Officer of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, until its sale to Concur Technologies in October 2007. She held various other positions of increasing authority with Gelco since 1999. Ms. van Lith served as a director of XRS Corporation, a publicly traded provider of fleet operations solutions to the transportation industry from 2010 until its sale to Omnitracs in 2014, and a director of CNS, a publicly traded consumer goods company from 2003 until its 2006 sale to GlaxoSmithKline.

Ms. van Lith’s qualifications to serve as a director of Associated, Chair of the Trust Committee and a member of the Compensation and Benefits Committee include her education in finance and accounting along with her past and present directorship experience in both public and private companies. Ms. van Lith provides the board with a strong understanding of accounting as well as experience in small business start-ups. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She also meets the requirements of an audit committee financial expert.

John (Jay) B. Williams
Director since 2011 Age: 69	Mr. Williams is Chairman of the Board. He joined the Board of Directors in July 2011 following a 37-year career in banking. He is also past President and Chief Executive Officer of the Milwaukee Public Museum, Inc. Mr. Williams’ banking career included experience with retail, commercial, private client, operations and technology along with mergers and acquisitions. He is Chairman of the Board of Church Mutual Insurance Company, which insures over 100,000 religious institutions, is Chairman of the Board of the Medical College of Wisconsin and a member of the board of directors of Northwestern Mutual Wealth Management, and the Milwaukee Public Museum.

Mr. Williams’ qualifications to serve as Chairman of Associated include his vast experience in the banking industry, as well as having earned NACD Director Certification, his status as a NACD Board Leadership Fellow and having earned a NACD Certificate in Cybersecurity Oversight. Although Mr. Williams is not currently serving on Associated’s Audit Committee, Mr. Williams also meets the requirements of an audit committee financial expert.

DIRECTOR QUALIFICATIONS
Directors are responsible for overseeing Associated’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with a variety of qualities, attributes and professional experience. The Board believes that there are certain general requirements for service on Associated’s Board of Directors that are applicable to all directors, and other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Corporate Governance and Social Responsibility Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Associated’s current and future needs.
In its assessment of each nominee for director, including those recommended by shareholders, the Corporate Governance and Social Responsibility Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Associated’s business or other related industries and such other factors that the Corporate Governance and Social Responsibility Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance and Social Responsibility Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.
The Board and the Corporate Governance and Social Responsibility Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.
The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board. The Board and the Corporate Governance and Social Responsibility Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated’s management.

BOARD DIVERSITY
The Corporate Governance and Social Responsibility Committee considers attributes of diversity as outlined in the Corporate Governance and Social Responsibility Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis, they are particularly considered in the recruitment and deliberation regarding prospective director nominees. The Corporate Governance and Social Responsibility Committee Charter outlines desired diversity characteristics for Board member experience and competencies. The Corporate Governance and Social Responsibility Committee believes that Associated’s best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The “outside” perspectives of the Board members are key factors in contributing to our success. The following diversity principles have been adopted:

•The number of directors should be maintained at 10 to 14 persons with the flexibility to expand, if required, to support acquisitions or mergers.
•Racial, ethnic, and gender diversity.
•Geographic diversity, as it relates to the markets Associated serves.
•Industry representation, including a mix and balance of manufacturing, service, public and private company experience.
•Multi-disciplinary expertise, including financial/ accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.
•Experience with technology, including cyber security, digital marketing and social media.
•A majority of the members of the Board will be “independent” directors as defined by applicable law, including the rules and regulations of the SEC and the rules of the NYSE.
The Corporate Governance and Social Responsibility Committee periodically assesses the effectiveness of these diversity principles. In light of the current Board’s representation of diverse industry, background, communities within Associated’s markets, professional expertise and racial and gender diversity, the Corporate Governance and Social Responsibility Committee believes that Associated has effectively implemented these principles.

DIRECTOR SKILLS AND EXPERIENCE MATRIX
The following matrix provides information about Associated’s director nominees, including certain types of knowledge, skills, experience and other attributes possessed by one or more of them which the Board believes are relevant to Associated’s business and industry. The matrix does not capture all of the knowledge, skills, experiences or attributes possessed by the director nominees, and the Board believes that each director nominee has the ability to contribute to the decision-making process in every area listed.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the election of Mses. Greffin, Kamerick and van Lith and Messrs. Flynn, Bergstrom, Gerken, Haddad, Jeffe, Klappa, Nettles and Williams to the Board of Directors.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE
Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2020, under the corporate governance rules of the NYSE. The Board has determined that all such directors are independent, or were independent at the time they served as directors, under the NYSE corporate governance rules, except for Mr. Flynn, President and CEO of Associated. Mr. Flynn is not independent because he serves as an executive officer of Associated and not because of any other transactions or relationships.

RECENT ANNOUNCEMENT REGARDING APPOINTMENT OF NEW CHIEF EXECUTIVE OFFICER
On March 10, 2021, Associated announced that the Board of Directors has appointed Andrew J. Harmening as Associated’s President and Chief Executive Officer and a member of the Board of Directors, effective April 28, 2021. Mr. Harmening, age 51, will also serve as President and Chief Executive Officer of Associated Bank, N.A. and President of Associated Trust, N.A. Mr. Harmening has served as Senior Executive Vice President and Consumer and Business Banking Director at Huntington Bancshares Incorporated since May 2017. Prior to joining Huntington Bancshares, Mr. Harmening served as Vice chairman of the Consumer Banking division for Bank of the West from July 2015 to May 2017, and was previously Senior Executive Vice President in the Retail division of Bank of the West from August 2007 to July 2015.

Mr. Flynn will continue to serve as the President and Chief Executive Officer of Associated until the commencement of Mr. Harmening’s employment with Associated on April 28, 2021, at which time Mr. Flynn will step down from both roles and from his position on Associated’s Board of Directors. As previously announced, Mr. Flynn will then be available to Mr. Harmening in an advisory capacity and will serve as an ambassador for Associated. For additional information regarding Mr. Flynn’s retirement arrangements, see “Potential Payments upon Termination or Change of Control – Philip Flynn Retirement Agreement”, below.

INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD COMMITTEES AND MEETING ATTENDANCE
The Board held six meetings during 2020. During 2020, each director who was a director for all of 2020 attended at least 75% of the Board meetings held, and at least 75% of the meetings of each committee of which he or she was a member.
The Board convened an executive session of its non-management directors at all of its regular board meetings held in 2020. Executive sessions of Associated’s non-management directors are presided over by the Chairman of the Board.
All of the directors serve on the Boards of two of Associated’s operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.
The Board has adopted Corporate Governance Guidelines, including a Code of Business Conduct and Ethics, which can be found on Associated’s website at
www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated will describe on its website any amendments to or waivers from our Code of Business Conduct and Ethics in accordance with all applicable laws and regulations.
It is Associated’s policy that all directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting, except under extraordinary circumstances. All directors and nominees for director at the time of the 2020 Annual Meeting of Shareholders attended the meeting.
The Board has adopted written charters for all of its standing committees. The committee charters can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” The following summarizes the responsibilities of the various committees.
The following table lists the members of each of the standing committees as of February 15, 2021 and the number of meetings held by each committee during 2020.

Name	Audit	Compensation and Benefits	Corporate Development	Corporate Governance and Social Responsibility	Enterprise Risk	Trust
John F. Bergstrom		co-chair		√
Michael T. Crowley, Jr.					√	√
Philip B. Flynn*			chair
R. Jay Gerken(1)	√				chair
Judith P. Greffin					√	√
Michael J. Haddad					√	√
William R. Hutchinson(1)	√	√	√
Robert A. Jeffe(1)	chair		√		√
Eileen A. Kamerick		√	√	chair
Gale E. Klappa(1)	√	√
Richard T. Lommen		co-chair				√
Cory L. Nettles			√	√	√
Karen T. van Lith		√				chair
John (Jay) B. Williams(2)			√

Number of Meetings	13	6	6	4	10	4
* President and Chief Executive Officer of Associated
(1)    The Board has determined that this director qualifies as an audit committee financial expert.
(2)    As Chairman of the Board, Mr. Williams may attend meetings of any Board committee.

Audit Committee
The Audit Committee reviews the adequacy of internal accounting controls, reviews with Associated’s independent registered public accounting firm its audit plan and the results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have access to the Audit Committee at any time. In addition, the Audit Committee oversees management’s bank regulatory compliance.
Compensation and Benefits Committee
The functions of the Compensation and Benefits Committee include, among other duties directed by the Board, administration and oversight of Associated’s executive compensation, employee benefit programs and director compensation. The Compensation and Benefits Committee sets the strategic direction of Associated’s executive compensation policies and programs, and oversees management’s execution of and compliance with that strategic direction. The Compensation and Benefits Committee determines the compensation of Associated’s Chief Executive Officer (the “CEO”) and, with input from the CEO, establishes the compensation of Associated’s other NEOs. The Compensation and Benefits Committee also has responsibility for ensuring that Associated’s incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten the value of Associated or the integrity of its financial reporting. As permitted under its charter, the Compensation and Benefits Committee engages an independent compensation consultant to advise it on the structure and amount of compensation of Associated’s executive officers and Board of Directors, which is described in detail under “Executive Compensation - Compensation Discussion and Analysis,” beginning on page 28.
Corporate Development Committee
The functions of the Corporate Development Committee include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.
Corporate Governance and Social Responsibility Committee
The functions of the Corporate Governance and Social Responsibility Committee include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance and Social Responsibility Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Corporate Governance and Social Responsibility Committee also advises the Board with respect to the Code of Business Conduct and Ethics. The Corporate Governance and Social Responsibility Committee is also responsible for overseeing Associated’s environmental, social and governance (known as “ESG”) objectives and activities, which are described in further detail beginning on page 21 of this proxy statement.
Enterprise Risk Committee
The functions of the Enterprise Risk Committee include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks.
Trust Committee
The functions of the Trust Committee include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of their trust/fiduciary powers.

SEPARATION OF BOARD CHAIRMAN AND CEO
Associated’s Amended and Restated Bylaws and Corporate Governance Guidelines require the separation of the positions of Chairman of the Board and CEO. Currently, Mr. Williams serves as Chairman of the Board and Mr. Flynn serves as CEO. These positions have been separated since Mr. Flynn joined Associated in December 2009, at which time the Board determined that separating these roles would enhance the effectiveness of the Board. The Board also recognized that managing the Board in an increasingly complex economic and regulatory environment is a particularly time-
intensive responsibility. Separating the roles allows Mr. Flynn to focus solely on his duties as the CEO. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates potential conflicts of interest between the Board and management.

DIRECTOR NOMINEE RECOMMENDATIONS
The Corporate Governance and Social Responsibility Committee will consider any nominee recommended by a shareholder as described in this section under the same criteria as any other potential nominee. The Corporate Governance and Social Responsibility Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance and Social Responsibility Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.
A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each proposed nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended (the
“Exchange Act”)) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation; and (5) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine his or her qualifications to serve as a director of Associated.

COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD
Associated’s Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Shareholders and other interested parties may send written communications to the Board or any of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual director, as applicable, on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the SEC, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF BENEFICIAL OWNERS
The following table presents information regarding the beneficial ownership of Common Stock by each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common Stock on February 15, 2021.
The information below is from Schedule 13G and Schedule 13G/A filings reporting holdings as of December 31, 2020.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	15,029,032(3)	9.81%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,724,351(4)	8.31%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	10,226,734(5)	6.68%
(1)    Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.
(2)    Based on 153,141,352 shares of common stock outstanding as of February 15, 2021.
(3)    Based on an amended Schedule 13G filed on February 10, 2021, The Vanguard Group, Inc. has sole voting power with respect to 0 shares, shared voting power with respect to 112,433 shares, sole dispositive power with respect to 14,782,174 shares and shared dispositive power with respect to 246,858 shares.
(4)    Based on an amended Schedule 13G filed on January 29, 2021, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 12,196,506 shares and sole dispositive power with respect to 12,724,351 shares.
(5)    Based on an amended Schedule 13G filed on February 12, 2021, Dimensional Fund Advisors LP (“DFA”) has sole voting power with respect to 9,992,493 shares and sole dispositive power with respect to 10,226,734 shares. DFA is a registered investment adviser to four mutual funds and serves as investment manager or sub-adviser to various other clients (collectively, the “Funds”). In these roles, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such securities.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS
Associated’s Compensation and Benefits Committee believes that robust security ownership guidelines are an important means of ensuring that the interests of Associated’s executive officers and directors are fully aligned with long-term shareholder value.
Associated’s executive stock ownership guidelines, which apply to members of the Executive Committee (which is composed of colleagues that directly report to the Chief Executive Officer) and other key executives identified by the CEO, include:
•A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock; and
•Additional required holdings calculated as a multiple of the executive officer’s annual base salary - six times for Mr. Flynn and three times for each of the other executive officers subject to the guidelines. For purposes of the guidelines, shares held by an executive officer include shares held directly, held in an executive officer’s 401(k) plan, shares purchased through the Employee Stock Purchase Plan, and unvested shares of restricted stock.
Associated’s director stock ownership guidelines require each independent member of the Board to own shares of Common Stock with a value equal to five times the value of the annual cash retainer payable to a director. Directors are required to attain such stock ownership goal no later than five years from the date on which they first were appointed to the Board. Balances in the Directors’ Deferred Compensation Plan and restricted stock units (“RSUs”) count toward satisfying this requirement.

All Associated directors and NEOs are within the expected guidelines of the stock ownership requirements.
Under Associated’s Insider Trading Policy, employees, officers, and directors are prohibited from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012. All of the NEOs are in compliance with this policy. Where applicable, shares pledged as collateral will not be counted for purposes of compliance with the stock ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
Listed below is information as of February 15, 2021 concerning beneficial ownership of Common Stock, depositary shares and RSUs by each director, and each NEO, and by directors and executive officers as a group. The information is based in part on information received from the respective persons and in part from the records of Associated. The RSUs and depositary shares are nonvoting.

COMMON STOCK

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Shares Issuable Within 60 Days(2)	Percent of Class
Directors
Philip B. Flynn	1,922,018	1,122,899	1.26%
John F. Bergstrom	20,500	—	*
Michael T. Crowley, Jr.	999,584	—	*
R. Jay Gerken	2,000	—	*
Judith P. Greffin	—	—	—
Michael J. Haddad	3,662	—	*
William R. Hutchinson	62,301	—	*
Robert A. Jeffe	—	—	—
Eileen A. Kamerick	12,006	—	*
Gale E. Klappa	—	—	—
Richard T. Lommen	163,909	—	*
Cory L. Nettles	—	—	—
Karen T. van Lith	16,946	—	*
John (Jay) B. Williams	13,796	—	*
Named Executive Officers
Christopher J. Del Moral-Niles	234,608	131,353	*
John A. Utz	271,359	191,210	*
Randall J. Erickson	308,703	185,997	*
David Stein	299,490	193,085	*
All Directors and Executive Officers as a group (26 persons)	4,973,842	2,202,568	3.25%
*    Denotes percentage is less than 1%.

(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, by a corporate entity, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of February 15, 2021 and vested and unvested service-based restricted stock.

(2)    Shares subject to options exercisable within 60 days of February 15, 2021.

RESTRICTED STOCK UNITS

Beneficial Owner	Number of RSUs
Directors
Philip B. Flynn	185,992
John F. Bergstrom	42,180
Michael T. Crowley, Jr.	11,836
R. Jay Gerken	35,634
Judith P. Greffin	17,231
Michael J. Haddad	6,644
William R. Hutchinson	46,572
Robert A. Jeffe	42,180
Eileen A. Kamerick	42,180
Gale E. Klappa	23,854
Richard T. Lommen	42,180
Cory L. Nettles	41,097
Karen T. van Lith	42,180
John (Jay) B. Williams	42,180
All Non-Employee Directors as a group	435,948

Beneficial Owner	Number of RSUs
Named Executive Officers
Christopher J. Del Moral-Niles	67,823
John A. Utz	59,492
Randall J. Erickson	51,481
David Stein	52,860
All Executive Officers as a group (13 persons)	661,960
Each RSU represents the contingent right to receive one share of Common Stock. For the non-employee directors, the RSUs vest 100% on the fourth anniversary of the grant date. For executive officers, RSUs are subject to performance-based and/or time-based vesting criteria as set forth in the applicable RSU award agreement.

DEPOSITARY SHARES OF PREFERRED STOCK
The following table provides information concerning beneficial ownership of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Associated’s 6.125% Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), Associated’s 5.375% Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”), 5.875% Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) or 5.625% Non-Cumulative Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”), as indicated in the table. Each of the Series C
Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock has a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Holders of depositary shares are entitled to all proportional rights and preferences of the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock, as applicable (including dividend, voting, redemption and liquidation rights).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)				Percent of Class
	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series F Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series F Preferred Stock
Directors
Philip B. Flynn	40,000	—	190,000	—	1.54%	—	4.75%	—
John F. Bergstrom	—	40,000	20,000	20,000	—	1.01%	*	*
Michael T. Crowley, Jr.	—	—	8,000	4,000	—	—	*	*
R. Jay Gerken	4,000	—	—	2,000	*	—	—	*
Judith P. Greffin	—	—	—	—	—	—	—	—
Michael J. Haddad	—	—	—	2,000	—	—	—	*
William R. Hutchinson	—	—	4,000	—	—	—	*	—
Robert A. Jeffe	—	60,000	—	—	—	1.51%	—	—
Eileen A. Kamerick	—	—	—	—	—	—	—	—
Gale E. Klappa	—	4,000	2,000	2,000	—	*	*	*
Richard T. Lommen	—	—	12,000	—	—	—	*	—
Cory L. Nettles	—	—	—	—	—	—	—	—
Karen T. van Lith	—	—	—	—	—	—	—	—
John (Jay) B. Williams	—	—	—	—	—	—	—	—
Named Executive Officers
Christopher J. Del Moral-Niles	—	—	—	—	—	—	—	—
John A. Utz	—	—	—	—	—	—	—	—
Randall J. Erickson	—	—	—	—	—	—	—	—
David Stein	1,000	2,000	4,000	—	*	*	*	—
All Directors and Executive Officers as a group (26 persons)	46,600	107,000	240,000	31,000	1.79%	2.69%	6.00%	*
*    Denotes percentage is less than 1%.

(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.

OWNERSHIP IN DIRECTORS’ DEFERRED COMPENSATION PLAN
In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management tables above, the non-employee directors have an account in the Directors’ Deferred Compensation Plan with the balances in phantom stock as of February 15, 2021 set forth below. The dollar balances in these accounts are expressed daily in units of Common Stock based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Director Compensation - Directors’ Deferred Compensation Plan” on page 56.

Beneficial Owner	Account Balance at February 15, 2021	Equivalent Number of Shares of Common Stock(1)
John F. Bergstrom	$380,009	20,011
Michael T. Crowley, Jr.	—	—
R. Jay Gerken	233,615	12,302
Judith P. Greffin	233,615	12,302
Michael J. Haddad	240,680	12,674
William R. Hutchinson	705,764	37,165
Robert A. Jeffe	648,433	34,146
Eileen A. Kamerick	481,720	25,367
Gale E. Klappa	233,615	12,302
Richard T. Lommen	2,050,939	108,001
Cory L. Nettles	233,615	12,302
Karen T. van Lith	438,935	23,114
John (Jay) B. Williams	79,569	4,190
All Directors as a group	$5,960,509	313,876
(1)    Based on the closing price of $18.99 of the Common Stock as of February 12, 2021.

PROPOSAL 2:
ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION
Associated’s executive compensation program plays a key role in our ability to attract, retain and motivate the highest quality executive team. The principal objectives of Associated’s executive compensation program are to:
•Align executive incentive compensation with long-term shareholder value creation:
•Target executive compensation within competitive market ranges; and
•Reward performance, without incentivizing unnecessary or excessive risk.
As discussed in the Compensation Discussion and Analysis, which begins on page 28, the Compensation and Benefits Committee has designed the program to incorporate features and best practices that support these objectives, including, among others:
•Target total compensation for Associated’s Named Executive Officers (“NEOs”) at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;
•Tie the substantial portion of each NEO’s target compensation that is variable, directly to corporate performance;
•Ensure variable pay opportunities are more heavily weighted toward long-term performance;
•Denominate and deliver all long-term incentives in equity;
•Grant equity awards in the form of stock options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”), which are directly aligned with shareholder value;
•Specify Stock Ownership requirements, including both a salary multiple and a post-vesting holding period, for all Executive Committee members;
•Eliminate gross-up payments in connection with any excise tax or other tax liabilities for the NEOs (except in connection with relocation expenses); and
•Limit the number of perquisites available to NEOs to include only executive physicals, financial planning services and access to clubs only for business purposes.
Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement in its entirety for a detailed discussion of Associated’s executive compensation program.
As required under the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our NEOs as disclosed under Item 402 of Regulation S-K through the following resolution:
“Resolved, that the shareholders approve the compensation of Associated’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and any related materials.”
Because this is an advisory vote, it will not be binding on the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the advisory approval of Associated Banc-Corp’s NEO compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast are voted “FOR” this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 2.

RESPONSE TO THE COVID-19 PANDEMIC

As the COVID-19 pandemic swept the globe, we took early action to protect the health and well-being of our customers, colleagues and communities. We were agile in our approach, adapting to meet our customers’ changing needs and ensure the safety and soundness of Associated. As part of our efforts, we:
•Promptly transitioned the majority of our corporate and back-office personnel to a work-from-home environment and provided technology kits to ensure continued operational effectiveness.
•Adapted as necessary our on-site operations to include the use of personal protective equipment, enhanced cleaning services and social distancing measures. In addition, air purification systems are being installed in branches and corporate locations.
•Provided disaster relief payments to colleagues who were required to work the majority of their hours in an Associated Bank facility.
•Adjusted branch services by temporarily moving to by-appointment-only lobby access at most branch locations and expanding drive-thru services. We also retooled our digital banking services to seamlessly interact through virtual channels and meet our customers accelerated shift to mobile and online banking.
•Implemented a COVID-19 Relief Program to assist customers impacted by the economic consequences of the pandemic. As part of that program, in 2020 Associated:
◦Waived more than $3 million in fees for consumer and small business customers.
◦Granted more than 6,800 customers deferrals on loan payments, totaling approximately $2 billion. Deferrals were primarily for mortgage customers; however, also included commercial real estate customers.
•Facilitated more than $1 billion of Paycheck Protection Program loans, supporting more than 8,000 business customers and their combined 114,000 employees. We also ensured our customers had immediate access to the full amount of their government stimulus payments when they became available.
•Increased our loan portfolio monitoring and refined risk ratings to identify and manage COVID-related risk exposures.
•Provided an initial $300,000 in the aggregate philanthropic commitment to support COVID-19 relief efforts in each of our consumer markets. We also collaborated with regional community development financial institutions (CDFIs) to provide capacity building grants to nonprofit organizations that support essential workers.
•Suspended our stock repurchase program and took a series of other actions to increase capital to improve our ability to support our customers and communities during this trying time.
•Sent questionnaires to, and regularly reviewed the COVID-19 pandemic responses of, critical/significant third-party vendors.

COMMUNITY, DIVERSITY AND SUSTAINABILITY HIGHLIGHTS
Associated remains committed to initiatives that we believe can improve our communities, promote diversity and enhance sustainability. Associated prioritizes its focus on environmental, social and governance (ESG) practices and it is an integral part of our strong commitment we have to our customers, colleagues, communities and shareholders. As evidence of commitment to best practices by financial institutions in the areas of the environment, social responsibility and governance, the Board of Directors recently reconstituted the Corporate Governance Committee as the Corporate Governance and Social Responsibility Committee. The discussion below highlights some of the many ESG initiatives in which Associated is engaged.

Diversity, Equity and Inclusion
Associated’s Diversity, Equity & Inclusion (DE&I) efforts focus on enhancing our workforce, strengthening our markets, and fostering a culture of belonging for our colleagues, customers and the communities we serve. These efforts are supported by members of Associated’s six Colleague Resource Groups (CRGs) who work to drive greater organizational awareness of, and to address, the unique needs of women; veterans; lesbian, gay, bisexual, and transgender (LGBTQ+) people; people of color; and people with disabilities. As part of these efforts, we have advanced diversity representation at all levels across all areas of our organization. At year end 2020:

Women or People of Color Representation	2020
Board of Directors	29%
Executive Committee	38%
Assistant Vice President	65%

People of Color Representation	2020
Board of Directors	7%

Women Representation	2020
Board of Directors	21%
Senior Vice Presidents	32%

Total Workforce	2020
People of Color	16%
Protected Veterans	2%
People with Disabilities	12%
Women	66%

As part of our director nomination process, our Corporate Governance and Social Responsibility Committee considers among other qualifications, gender and ethnic/racial diversity, as factors to creating an effective, collective board.

In addition, at year end 2020:
•Approximately 44% of all colleagues, participated in one or more of our CRGs in 2020.
◦These groups hosted approximately 175 events in 2020, many of which were virtual, including community or volunteer engagements, professional development opportunities, well-being events and general networking activities.
•All colleagues, including our Executive Committee, were required to participate in annual diversity and inclusion training. We also implemented specialized training to help our Executive Committee and other leaders understand the unique hiring opportunities for veterans and other underrepresented groups.
•We continue to implement programs and procedures to support a more diverse, equitable and inclusive environment.
◦Specifically, in support of our LGBTQ+ communities, we added gender pronouns to email signatures and candidate applications in 2020.
◦We also reinstituted domestic partner benefits for 2021.

Board Oversight of Environmental and Social Risk
The Corporate Governance and Social Responsibility Committee of the Board is responsible for overseeing Associated’s environmental, social and governance (“ESG”) objectives and activities, in particular, the actions of Associated’s management-level ESG committee.

Call for Racial Justice
In 2020, as our country experienced a series of racially charged events, we expanded our efforts to build a more inclusive and equitable environment both within Associated and in the communities we serve. As part of our efforts, we:

•Hosted approximately 30 events and small group discussions designed to help our colleagues and Associated better understand the realities of racism and racial disparity, and what we can do to drive positive change. In 2021, we will continue the discussions by hosting a monthly series on a variety of topics related to diversity, equity and inclusion.
•Advanced our efforts to hire, promote and retain people of color. This includes offering an additional bonus for any hired referrals of underrepresented groups. Since 2011, the external hiring of people of color has increased from 8% to 29% in 2020 and the percent of people of color in our workforce has increased from 8% to 16% in 2020 as compared to 2011.
•Focused community development efforts on challenges that disproportionally impact low- to moderate-income communities and communities of color. This includes leveraging our expertise, products and financial support to increase access to affordable housing, provide small business lending and advance neighborhood development. This work is complemented by our multi-cultural lending team and community partners who help extend our reach into underserved markets.
•Our ongoing work with our Community Advisory Councils and other community stakeholders helps bring greater interaction between community professionals and Associated.

Colleague Engagement and Well-being
Associated is fortunate to have diverse, committed teams of colleagues who we believe are capable, determined and empowered to drive our company forward. By strengthening our workforce and providing opportunities for all colleagues to apply their talent and grow as professionals, we strive to foster pride in working for Associated and to be recognized as the employer of choice among Midwestern financial services firms. As a result of our efforts:

•Colleague engagement scores have increased 11% since our first survey in 2015, rising from 43% in 2015 to 54% in 2020. Annual survey participation rate is 85%, well above industry norms.
•In 2020, 26% of colleagues advanced their careers within Associated, earning 745 internal promotions.
•We foster a work environment where colleagues are respected and have the opportunity to perform to their fullest potential. We consider all qualified applicants without regard to race, religion, color, sex, national origin, age, sexual orientation, gender identity, disability or veteran status. We recognize and value the diversity of the communities in which we live and do business, and aspire to proactively reflect that diversity in our workforce.
•Approximately 53% of colleagues participate in the Company’s well-being program. In addition, approximately 3,800 colleagues and spouses participate in Associated’s confidential biometric screening and nearly 400 colleagues (and over 500 total participants including family members) elect to receive free, annual vaccinations.
•We focus on the whole person by offering wide-ranging healthcare programs, community volunteering opportunities, retirement plans, support for parents and families and more. Our colleagues are empowered to pursue their interests, develop new skills and make a difference every day.
•Ultimately, we believe our success begins and ends with people. For this reason, the establishment and nurturing of a culture where colleagues feel valued, respected and open to sharing ideas and perspectives is a core value of Associated Bank. Anchored in the belief that an investment in the future of our colleagues is an investment in the future of our company, we are committed to:
◦Attracting high-caliber talent
◦Providing workforce development opportunities
◦Rewarding our colleagues based upon performance
Further, we believe that a critical component to our success is our ability to recognize and value diversity, equity and inclusion, both internally and in the communities we serve.

Community Commitment
Throughout our history, Associated has been proud to play an active role in helping our communities grow and prosper. This includes providing sound financial services; giving of our time through colleague volunteerism; and strengthening our communities through our provision of financial resources. Our Board of Directors believes that by investing in our communities, we are better positioned to serve our customers, create opportunities for our colleagues and provide value for our shareholders. Though not an exhaustive list, some of our activities that represent our Corporate Social Responsibility include:

•Committing 1% of annual pre-tax profits to charitable purposes. In 2020, this included approximately $3.5 million in grants to Community Reinvestment Act (CRA) eligible programs.
•Providing colleagues with eight hours paid time off each year to volunteer and encouraging volunteerism outside of work time. In 2020, colleagues recorded approximately 36,600 hours or $1 million value of volunteer hours. This included approximately 4,400 hours of CRA-qualified programming.
•Collaborating with local community advisors in Illinois, Minnesota and Wisconsin to identify and address the needs of underserved markets. Core to our work is the promotion of home ownership, the revitalization of neighborhoods and the advancement of workforce development.
•Additional highlights from Associated’s 2020 Community Commitments include:

Environmental Sustainability
Associated strives to improve our environmental impact through how we operate our business and support our customers. We have implemented efforts to manage our greenhouse gas, or carbon footprint in recognition of climate change risk. We also support renewable energy initiatives in recognition of the risks posed by climate change, as well as a way to reduce the risks to our business, results of operations and financial condition.

Some ways we have improved outcomes across our organization are detailed below:

•Since 2012, our Power and Utilities specialized lending group has made approximately $1.7 billion in total credit commitments to support nearly 100 wind, solar and hydroelectric projects, representing cumulative generating capacity in excess of 12.2 gigawatts. We recognize the risks that climate change poses to financial systems, financial institutions and our business, and we continue to actively lend for construction and operations of, renewable power projects.
•Our oil and gas portfolio, which consists of reserve secured loans, has been significantly reduced and represents approximately 1% of our total loan portfolio at year end 2020.
•In 2020, Associated strengthened its commitment to improving sustainability and reducing its environmental impact through executed agreements with new Community Solar Garden Programs. The company expects that 17% of its electricity will be offset by electricity produced at these sites.
•Through our shredding efforts that protect the environment and customers’ information security, we recycled approximately 370 tons of materials last year.
•Associated’s LED lighting retrofit program, which began in 2016, has been completed at approximately 190 Associated Bank locations, providing an 18% annual reduction in energy consumption, equivalent to 6.0 million kilowatts.
•Since 2015, Associated has reduced internal print production by an average of 10 million pages per year, which equates to 20,000 reams of paper, 475 toner cartridges and 1,200 trees.

As a matter of corporate policy, Associated incorporates certain environmental factors in its credit analysis. All current residential, investment and commercial real estate-related lending now complies with, and all future such lending must comply with, Associated’s Environmental Risk Management Policy, which has been established and approved by the Board of Directors. Transactions where there is a potential for material adverse environmental impact are considered undesirable.

LETTER TO SHAREHOLDERS
To Our Fellow Shareholders,
On behalf of Associated Banc-Corp’s Board of Directors, the Compensation and Benefits Committee is pleased to detail the Company’s approach to executive compensation, explain how it aligns with company performance, and demonstrate how we have modified the compensation program significantly in response to shareholder feedback received last year.

2020 Say-on-Pay Vote

Over the past several years, we have consistently received strong shareholder support for our executive pay program. However, at our 2020 annual meeting, our say-on-pay proposal failed to receive majority support from our shareholders, with only 37% of votes cast in support of the proposal.

In response to the vote result, the Committee reached out to our largest shareholders, as detailed below, to solicit feedback on the compensation program and pay decisions. As part of the Committee’s response to the Say on Pay vote, we assessed our needs against the capabilities and performance of our then compensation consultant. We interviewed possible successors to that role and retained Mercer based on the firm’s reputation, extensive experience advising banks and financial services institutions, and knowledge of best practices by leading financial services institutions in aligning executive compensation with performance to drive shareholder value and enhance our proxy disclosures.

Although our 2020 pay program had already been established by the time we received the vote result, the Committee exercised discretion to eliminate all 2020 Management Incentive Plan (“MIP”) payouts for the CEO and other named executives, and to eliminate the CEO’s Long-Term Incentive Performance Plan (“LTIPP”) payout. We also made changes to our 2021 compensation plans in response to shareholder concerns such as refining the peer group, modifying executive incentive plans and increasing performance-based pay. We approached the disappointing vote result as an opportunity for change and realign our compensation practices to continue to effectively drive performance and to create greater alignment with shareholders.

Shareholder Engagement

In both the spring and fall of 2020, we reached out to our top investors to better understand and address their concerns.

•Spring 2020: Prior to our 2020 annual meeting, we asked to meet with our largest 20 investors, who held over 51% of our outstanding shares, and engaged with those who accepted our request. Management met with six investors who held approximately 24% of our outstanding shares. After gathering insights regarding shareholder concerns, the Committee reviewed each element of the compensation program.

•Fall 2020: Following our 2020 annual meeting, we reached out to 23 investors, who held over 53% of our outstanding shares, or approximately 71% of our shares held by institutional shareholders which was a slightly larger group than the spring outreach. Members of the Committee engaged with 11 investors, who held approximately 33% of our outstanding shares, or approximately 44% of our shares held by institutional shareholders.

Based on the advice of our new compensation consultant, the Compensation Committee decided to modify substantially the pay program for 2021 to respond to shareholder feedback and incorporate additional best practices that more effectively align pay with performance.

We will continue to engage with shareholders on an ongoing basis and will listen and respond to shareholder feedback on Company performance, compensation plans, governance matters, and the Company’s strategic direction.

Key 2021 Pay Program Changes

Beginning in 2021, we will implement several important changes to elements of our compensation program, including updated metrics to drive profitable growth and improve efficiency that more closely align executive pay with shareholder interests and the Company’s long-term performance. Our new compensation plan incorporates a refined peer group and significant changes to our annual and long-term incentives that better reflect our business priorities.

After several meetings with our new compensation consultant to assess our compensation program and better understand market best practices, the Committee decided to take these steps to improve our 2021 pay program:

•Refined our peer group to better align the median total assets of the peer group with those of the Company
•Modified our incentive plans to better reflect business priorities and market practices
–Set target opportunities for all Named Executive Officers for annual and long-term incentive plans based on a philosophy of paying at market median
–Changed the two key metrics to “Net Income After Taxes” and “Efficiency Ratio” from “Earnings Per Share” and “Return on Common Equity Tier 1” to incentivize efficient growth of earnings
–Eliminated the use of EPS as a metric in both the annual and long-term incentive plans
•Established a new management incentive plan (MIP) scorecard to align with current business priorities
–Eliminated the MIP funding floor of 25%, so it will not fund if performance is below the threshold level
–Required 50% of our net income target to trigger funding of the Efficiency Ratio metric
•Increased performance-based pay under our long-term incentive plans
–Increased the weight of the long-term incentive performance plan (LTIPP) performance shares from 50% to 75% and maintained time-based restricted stock units at 25%
–Eliminated the use of stock options which previously equaled 25% of the LTI award
–Focused LTIPP performance shares on relative three-year total shareholder return (TSR) performance and relative three-year Return on Common Equity Tier 1 (ROCET1)
–Limited payouts for the TSR portion of the LTIPP to target if absolute TSR is negative at the end of the three-year performance period

The changes to our MIP reinforce our priorities of income growth and expense efficiency and eliminate the impact of stock repurchases on incentive plan awards. In addition, the changes to the long-term incentive plans align total target opportunity and our pay mix with market practice and assess performance relative to our new peer group. See page 45 for more details on the plan changes.

Pay Disclosure Enhancements

We have also enhanced the disclosure of our compensation program and performance metrics for 2020 as follows:
•Disclosed the full range of performance and pay outcomes for the MIP and LTIPP ending in 2020
•Disclosed the relative performance scale for our LTIPP performance shares
•Enhanced disclosure of our shareholder engagement process and feedback

2020 Significant Decisions and Developments

Reduced incentive payouts to named executives

The COVID-19 pandemic and low interest rate environment negatively affected Associated’s financial and operational performance similar to many others in the industry. This resulted in disappointing performance relative to goals under the MIP and 2018 – 2020 LTIPP. Despite these results, under the MIP plan, payouts would have approximated 25% of target. However, the Committee exercised discretion to eliminate all MIP payouts for the CEO and other named executives, and eliminate the LTIPP payout for the CEO. These were difficult decisions, but they are consistent with the Committee’s decision to eliminate the 25% floor for the MIP, and beginning in 2021, to enhance the alignment of executive pay with overall company performance. The Committee did not reduce payouts for other eligible colleagues.

CEO Retirement

On January 21, 2021, the Company announced that Philip B. Flynn, President and Chief Executive Officer of the Company, will retire from the Company at the end of 2021. Mr. Flynn has agreed to continue as President and CEO until a successor is in place at which time, he will step down from both roles and from the board of directors. Mr. Flynn will then serve as a special advisor to the new CEO and the Board through December 31, 2021, to assist in an orderly transition and serve as an ambassador and representative of the Company. We appreciate and thank Mr. Flynn for his leadership and many contributions to the Company during the last 11 years. See “Philip Flynn Retirement Agreement” below for more information.

*****************

We have heard our shareholders’ concerns and taken significant steps to address them and improve our compensation programs and disclosure. We are committed to continuing to assess and improve our executive compensation program to ensure it is aligned with shareholders’ interests. We look forward to an ongoing dialogue with our shareholders and encourage you to continue to reach out to us with questions or concerns related to our pay programs.

Sincerely,

The Compensation and Benefits Committee

John F. Bergstrom
Richard T. Lommen
William R. Hutchinson
Eileen A. Kamerick
Gale E. Klappa
Karen T. van Lith

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

CD&A DIRECTORY

EXECUTIVE SUMMARY	28
OVERVIEW OF COMPENSATION METHODOLOGY	33
COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2020	35
ANNUAL TOTAL COMPENSATION	37
LONG-TERM INCENTIVE COMPENSATION	40
OTHER BENEFIT PROGRAMS	42
COMPENSATION DECISIONS FOR 2021	44
COMPENSATION GOVERNANCE	45
POLICIES	46

EXECUTIVE SUMMARY
Associated’s executive compensation program is designed to pay for performance over the long term, as well as annually. Our program is balanced and rewards company, line of business, and individual results that support Associated’s mission. Our executive compensation program consists of base salary, annual cash incentives, long-term stock incentives, and benefits. We are committed to continuing to engage with our shareholders and improving our program to ensure our pay for performance alignment enhances long-term shareholder value. Our Compensation and Benefits Committee (referred to in this section as the “Committee”) is primarily responsible for approving our compensation strategy, philosophy, and executive compensation program.
This Compensation Discussion and Analysis (“CD&A”) discusses the material elements of compensation for the Company’s Named Executive Officers (“NEOs”) identified in the Summary Compensation Table. For the fiscal year ended December 31, 2020, the NEOs were:

Named Executive Officer	Title
Philip B. Flynn	President and Chief Executive Officer (“CEO”)
Christopher J. Del Moral-Niles	Executive Vice President, Chief Financial Officer
John A. Utz	Executive Vice President, Head of Corporate Banking & Wealth Management and Milwaukee Market President
Randall J. Erickson	Executive Vice President, General Counsel & Corporate Secretary
David L. Stein	Executive Vice President, Head of Consumer & Business Banking

2020 Financial Performance
Associated continues to maintain a healthy balance sheet with strong capital and liquidity levels. Associated is committed to making investments to expand services, develop new products and services, and drive new business. The completed acquisition of First Staunton Bancshares, Inc. (“First Staunton”) in the first quarter of 2020 further enabled us to invest in the Southern Illinois market and provide increased value for our customers and shareholders. The sale of Associated Benefits and Risk Consulting (“ABRC”), which we completed in the second quarter of 2020, and select branch sales in the fourth quarter of 2020, further demonstrate our commitment to our strategic goals of enhancing shareholder value and to being a source of strength for our customers, colleagues, and communities by focusing on our core banking business.

2020 Financial Highlights

Net Income	Net income of $306.8 million, compared with $326.8 million in 2019.
$306.8 million

Assets	Associated’s average assets were $34 billion, compared with $33 billion in 2019.
$34 billion

Loans | Deposits
Associated continued to grow its balance sheet with average loans increasing 6% year-over-year to $24.5 billion and average deposits increasing 5% year-over-year to $26.0 billion. These results reflect the continuing commitment of colleagues and executive officers throughout Associated to serving the needs of Associated’s customers and enhancing long-term shareholder value.

$24.5 billion in Loans $26.0 billion in Deposits

EPS | ROCET1(1)
Associated reported GAAP earnings per common share (“EPS”) of $1.86 and Return on Common Equity Tier 1 (“ROCET1”) of 11.23%, which reflect a year-over-year change of -3% and -11% respectively. Excluding the gains from the sale of ABRC (as discussed below), Associated realized EPS of $1.19 and ROCET1 of 7.3% for incentive performance plan purposes.

$1.86 | 11.23%

Dividends per common share	Consistent with Associated’s focus on delivering value and returning capital to its shareholders, dividends per common share were $0.72 in 2020.
$0.72

Returned Capital to Shareholders	In addition to dividends, in 2020 Associated repurchased over 4 million shares of Common Stock, returning capital of $71 million to shareholders.
$71 million
(1) The Federal Reserve establishes regulatory capital requirements, including well-capitalized standards for the Corporation. The Corporation follows Basel III, subject to certain transition provisions. These regulatory capital measurements are used by management, regulators, investors, and analysts to assess, monitor and compare the quality and composition of the Corporation’s capital with the capital of other financial services companies. See Table 31 in Part II, Item 7 of the 2020 Form 10-K for a reconciliation of Common Equity Tier 1.

Key Elements of Associated’s Executive Compensation Program

The key elements of our executive pay program (salary, annual incentive, and equity awards) support the Committee’s philosophy of providing a balanced program of short- and long-term compensation that targets market-competitive pay levels to attract and retain top talent.

SALARY	ANNUAL INCENTIVE	EQUITY

Base pay that is targeted at the midpoint of the market and adjusted to account for individual performance and tenure	A formulaic annual award under the MIP that is initially based on the achievement of total Company results and adjusted for individual performance	Equity awards under the LTIPP represent the largest portion of executive pay with direct alignment to shareholder value and the value of our Common stock
Key Executive Compensation Governance Practices
We believe our pay practices demonstrate our commitment to and alignment with shareholders’ interests and our dedication to maintaining a compensation program supported by strong corporate governance. The Committee meets regularly and in addition to each member’s own business knowledge of best practices, it receives guidance on best practices and market trends from the Committee’s independent compensation consultant.

Strong governance is exemplified by the detailed chart below which describes the practices that are included and excluded in our programs.

We Do	We Don’t
Pay for performance by having a significant portion of executives’ compensation tied to Company performance and weighted towards the long-term.	X	Have excess perquisites (we limit perquisites to include only executive physicals, financial planning services and access to clubs only for business purposes).
Use Long-Term Incentive pay that is denominated and delivered in equity and does not have a cash component.	X	Make tax gross-up payments in connection with excise tax or other tax liabilities except for relocation.
Use robust incentive plan governance that is reviewed by internal key experts, by the Committee, and by an independent third party as needed.	X	Pay dividend equivalents until the end of the performance period on unvested performance stock. Dividends are calculated based on the number of shares awarded.
Retain an independent compensation consultant selected by the Committee for executive pay consultation.	X	Allow hedging or pledging of Company securities by executive officers, colleagues or directors.
Require a double trigger for vesting of equity awards and severance payments upon a change of control.	X	Have employment agreements with our NEOs.
Have a robust policy to clawback executive compensation in the event of a material restatement of financial statements.	X	Reprice stock options or SARs without shareholder approval.
Hold an annual say-on-pay vote to elicit regular feedback from shareholders.
Hold proactive shareholder engagement meetings to solicit feedback.
Require stock ownership for executives based on a salary multiple of stock and retention of a portion of shares after vesting.

2020 Say-on-Pay Results
After seven years of consistently strong shareholder support, at our 2020 annual shareholder meeting, only 37% of votes cast were in support of our 2019 executive compensation programs. Notwithstanding the more than 94% of the votes cast in favor of our 2018 executive compensation at our 2019 annual meeting, the Committee recognized the need to evaluate our executive pay program and enhance our proxy disclosures.
As a result, we expanded our shareholder outreach program and focused our efforts on listening to our shareholders and obtaining their feedback on our executive compensation program. We also hired Mercer as our new independent compensation consultant and redesigned our compensation program to address shareholder concerns.

Shareholder Engagement

Over the past year, we have increased our shareholder engagement in part in response to shareholder concerns raised by our failed say-on-pay vote.

In the spring of 2020, after shareholders and their advisers raised concerns about our 2019 compensation program, we took immediate action:
•We requested meetings with our top 20 institutional investors. Our senior management leaders, including our Chief Human Resources officer, Director of Investor Relations, and other key subject matter experts engaged with the six shareholders who accepted our request. These shareholders represented approximately 24% of our shares and provided feedback to the Committee. Our CEO did not participate in these meetings.
•After receiving shareholder feedback, the Committee thoroughly reviewed each element of the compensation program and hired a new independent compensation consultant, Mercer, to assist in retooling our MIP and LTIPP and selecting a new peer group.
In the summer of 2020, we took further action to address shareholders’ concerns:
•A special committee, led by newly-appointed Committee Co-Chair John Bergstrom, met with Mercer over several months to design a new compensation program.
•The committee thoroughly reviewed each element and revamped the MIP and LTIPP to include updated metrics to drive Associated’s business strategy of maximizing profitable growth and improving efficiency.
In the fall of 2020, we continued our action to engage directly with our shareholders and address their concerns:
•We estimate that approximately 25% of our outstanding stock is held by individual, non-institutional holders. Thus, we reached out to approximately 71% of our non-individual, institutional shareholders.
•As a result of this outreach, members of the Compensation Committee engaged with 11 investors who hold approximately 33% of our outstanding shares, or approximately 44% of shares held by institutional shareholders.

We received positive feedback from shareholders about our revised compensation program. Shareholders were pleased that our new compensation program incorporates best practices and agreed that our new plan will effectively align pay with performance. See table below on “Key Changes to Executive Compensation Program for 2021” for details on pay program changes.

Each year, we will continue to engage with our shareholders and listen to their feedback. We will discuss Company results, performance relative to industry trends, peer metrics, compensation plans, environmental, social and governance risks and initiatives, and the Company’s strategic direction. In response to shareholder feedback, we enhanced our disclosure with respect to our 2020 program and modified our 2021 compensation program, as noted in the table below.

Key Changes to Executive Compensation Program for 2021

Based on shareholder feedback and to demonstrate our commitment to align executive pay with the long-term interests of our shareholders, we made the following changes to our compensation program for 2021 and enhanced our disclosure in this proxy statement.

WHAT WE HEARD	WHAT WE DID TO RESPOND
Better align pay for performance
•Established new annual incentive plan scorecard framework for the “MIP” to focus on Associated’s business priorities
•Increased proportion of long-term incentive that is performance-based from 50% to 75%
•Refined peer group to reflect more appropriate benchmarks for the Company by aligning the median total assets of the revised peer group with those of Associated to enhance assessments of pay competitiveness and the calibration of pay-for-performance outcomes

Eliminate guaranteed payouts under annual incentive plan	•Eliminated 25% payment floor for the MIP so plan will not fund if performance is below threshold, consistent with our Long-Term Incentive Performance Plan (“LTIPP”), which also has no payment floor

Insufficient rationale provided for increasing the CEO’s annual incentive plan target opportunity
•Set target opportunities for MIP at a consistent percentage of base salary based on the market median for all NEOs and reduced the CEO’s target long-term incentive to better align total compensation with peer median

Simplify and disclose measures in the annual incentive plan to enhance pay-for-performance link
•Replaced matrix with a scorecard with two new metrics: net income (weighted 70%) and efficiency ratio (weighted 30%) to reinforce priorities of income growth and expense efficiency
•Required 50% of net income target to trigger funding of efficiency ratio metric

Consider a cap on total shareholder return (“TSR”) payout	•Limited payouts for TSR portion of the LTIPP to 100% of target if absolute TSR is negative at end of three-year performance period

Consider adjusting equity mix to align with sustained / long-term results
•Set target opportunities for all NEOs for long-term incentive plans based on a philosophy of paying at market median to align with market practice
•Increased weighting of performance shares to 75% of total long-term incentive opportunity
•Eliminated use of stock options to increase the weighting on performance stock

Eliminate overlapping EPS metric in annual and long-term incentive plans
•Eliminated overlapping metrics by replacing EPS as a performance metric in both the MIP and LTIPP to focus on our priorities of income growth and expense efficiency and to eliminate the impact of stock repurchases

Consider use of Return on Equity or other book value metric in LTIPP
•Focused LTIPP performance shares on two performance metrics relative to the new peer group: three-year TSR and ROCET1, which is calculated based on the definition used by the Federal Reserve of GAAP net income divided by Common Equity Tier 1

Enhance disclosure on compensation program and shareholder feedback and engagement
•Disclosed range of performance and pay outcomes for MIP and LTIPP ending in 2020
•Scorecards for MIP payouts will be disclosed in 2021
•Disclosed relative performance scale for LTIPP
•Enhanced disclosure of shareholder feedback and engagement process

Key Changes to Executive Compensation Programs in 2020
At the beginning of each fiscal year, the Committee evaluates the market competitiveness of compensation for each of our executive officers in order to guide target compensation decisions for the coming year. With the assistance of our prior compensation consultant, Pay Governance, the Committee reviewed the compensation of our executive officers against that of the Company’s peer group, as well as the financial services industry in general. The Committee and Pay Governance reviewed the competitive pay data provided by the compensation consultant and determined no material changes to the target compensation levels were needed for the NEOs. Our 2020 pay decisions did not reflect the feedback we received from shareholders after our low say-on-pay vote result since the program had already been established in February, before the time of our annual meeting of shareholders. However, the Committee exercised discretion to eliminate all MIP payouts for the CEO and other named executive officers for 2020, and to eliminate the CEO’s LTIPP payout given shareholder concerns.
Retirement of Philip B. Flynn, President and Chief Executive Officer
On January 21, 2021, the Company announced that Philip B. Flynn, President and Chief Executive Officer of the Company, will retire from the Company at the end of 2021. See “Philip Flynn Retirement Agreement” below for more information.

OVERVIEW OF COMPENSATION METHODOLOGY
Philosophy and Objectives
Associated’s executive compensation program is designed to provide each executive officer of Associated with a competitive total compensation package aligned with several objectives, including:
•providing a balanced program that rewards individual actions and behaviors that support Associated’s mission, business strategies and performance-based culture without incentivizing unnecessary and/or excessive risk-taking;
•targeting compensation at market-competitive median levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;
•providing a competitive mix of short-term and long-term variable compensation; and
•attracting and retaining executives whose judgment and leadership abilities result in overall success for Associated and increased value to our shareholders.
The Committee used the objectives listed above to drive the methodology for the design of the 2020 Executive Compensation Program with targeted total compensation for the NEOs and other executive officers to approximate median levels for executives with comparable responsibilities at financial institutions of comparable asset size. In addition to compensation levels, the Committee considers Associated’s financial performance relative to its peers as part of the determination of total compensation opportunities. The Committee believes that peer comparison is important to the objectives of the program because Associated competes with a large number of financial institutions across the country for the services of qualified executive officers. Consideration was also given to individual factors based on performance evaluations. Where the Committee deems appropriate, total compensation opportunities may exceed the market median in order to attract currently employed, high-quality executives to join Associated and to retain experienced, high-performing executive officers. Conversely, Associated may target compensation below median market levels for newly promoted executives. The allocation of the various components of the NEOs’ total compensation package is described below in the “Components of Total Executive Compensation for 2020” section beginning on page 35.
Peer Group
Each year, the Committee, with the input of the compensation consultant, reviews and assesses the peer group. After a comprehensive review, the Committee approved the 2020 peer group, which consisted of 20 bank holding companies that the Committee and compensation consultant believe are appropriate for comparison purposes in terms of size (based on total assets) and business composition (engaged in lines of business similar to Associated.) For 2020, we increased the size of our peer group from 15 to 20 companies to ensure the peer group remained appropriate in the event of merger and acquisition activity. Our peer group selection process considers the following:
•Banks with asset size between 0.4x to 2.5x Associated’s assets;
•How frequently the banks were selected by other banks; and

•An overall comparison of company structure and services.
The comprehensive review also determined that Associated’s asset scope remained aligned with the peer group median and would be appropriate for executive compensation, market compensation benchmarks, and performance comparisons. The companies selected for the 2020 peer group were the same as the 2019 performance peer group and ranged in asset size from approximately $26.1 billion to approximately $73.4 billion. The median asset size of the companies in the peer group was approximately $35.6 billion, compared to Associated’s assets of $32.4 billion, as of December 31, 2019. The 2020 peer group companies were:

2020 Peer Group
BankUnited, Inc.	First Horizon National Corporation	UMB Financial Corporation
BOK Financial Corporation	Hancock Whitney Corporation	Umpqua Holdings Corporation
Comerica Incorporated	IBERIABANK Corporation (*)	Valley National Bancorp
Commerce Bancshares, Inc.	People’s United Financial	Webster Financial Corporation
Cullen/Frost Bankers, Inc.	Prosperity Bancshares	Wintrust Financial Corporation
East West Bancorp, Inc.	Synovus Financial Corporation	Zions Bancorporation
F.N.B Corporation	TCF Financial Corporation
(*) IBERIABANK Corporation merged with First Horizon in 2020. First Horizon National Corporation was the surviving company.
While the peer group is a key point of comparison in the total compensation strategy, the Committee also took into account broader retail banking and financial services industry survey data as part of its compensation determinations to provide broader market context. The compensation consultant analyzed compensation data from the Willis Towers Watson 2019 Executive Financial Services Survey of approximately 224 participants, including members of Associated’s peer group, and peer company public filings. In analyzing the data, the compensation consultant advised that the additional comparisons, beyond the peer group, provided a broader perspective from which to appropriately compare compensation.
When making compensation-related decisions, the Committee considered information that compared each executive officer’s base salary and total compensation to the 25th, 50th and 75th percentiles of these market reference points. In reviewing CEO and NEO compensation, the Committee determined, with input from the compensation consultant, that total direct compensation (sum of total cash and long-term incentive opportunities) is in aggregate, close to both the peer group and the broader financial services median market levels and continues to be sufficient to attract and retain qualified, high caliber leaders.

2021 Peer Group and Pay Positioning Changes

For 2021, based on the advice of our new compensation consultant, the Committee refined the peer group to reflect more appropriate benchmarks for the Company by aligning the median total assets of the revised peer group with those of Associated. Companies that were removed due to their larger size included Comerica and two peers that merged, First Horizon and IBERIABANK. Companies that were added, each with total assets below the median, included Sterling Bancorp, Pinnacle Financial Partners, Inc., and Old National Bancorp. Also, for 2021, to enhance assessments of pay competitiveness and the calibration of pay-for-performance outcomes, target opportunities for the MIP were set at a consistent percentage of base salary based on the market median for all NEOs to better align with market practice.

COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2020
To support Associated’s pay-for-performance philosophy, the Committee has used multiple compensation components that are a mix of both short- and long-term pay. The following chart depicts the Committee’s design decisions that create a competitive Executive Pay Program.

	BASE SALARY	MIP	TIME BASED STOCK	PERFORMANCE STOCK
Performance Type	Short-Term		Long-Term
Award Type	Cash		Equity
Description	Salary based on peer and market comparison and individual performance	Annual cash incentive opportunity based on overall Company and individual performance	RSUs and stock options that vest equally each year	PRSUs based on Company performance that cliff vest at end of performance period
Performance Period	Ongoing	1-year	4-year	3-year
Measurement	•Responsibilities •Market data •Performance	•EPS •ROCET1	•Market data •Stock price •Individual performance	•Cumulative 3-year EPS •TSR performance relative to peers •Stock price
Pay Determination	Market-based	Formulaic: Target x Company Performance + Individual Performance Limited positive discretion of up to 20% for individual performance and no cap on negative adjustments	Formulaic: Salary x Target (50% Options/50% RSUs)	Formulaic: Two independent, equally weighted metrics 50% target shares x EPS performance + 50% target shares x TSR performance Payout range from 0% - 150%
Objectives	Attract and retain qualified high caliber leaders	Incentive compensation that reflects Associated’s performance	Align executive interests and compensation with long-term shareholder results	Provide equity incentive for achieving certain specified long-term business goals
Evaluation	Reviewed annually
Composition of Total Compensation
The Committee continually monitors the total compensation of the CEO and other NEOs against Associated’s pay philosophy and leverages research by the compensation consultant in determining appropriate levels of compensation. The Committee focuses on determining the appropriate total compensation levels for the CEO and each other NEO. The Committee uses input from Mr. Flynn (CEO) in decisions regarding the compensation of the other NEOs and uses Mr. Flynn’s assessment of NEO performance against financial and budgetary goal achievement, significant business line project and objective success, and other individual performance objectives.
Total compensation packages for the CEO and NEOs are composed of both fixed and variable (performance-based) components and include annual and long-term compensation. The Committee’s objective is to deliver the majority of executive compensation through variable pay opportunities that are based on Associated’s performance.
For 2020, variable elements continued to constitute the majority of the CEO and each NEO’s total compensation, with long-term, equity-based incentives representing the majority of the variable component of compensation. Additionally, Associated’s mix of compensation provides a direct link between executive compensation and shareholder value, fosters equity ownership among executive officers, and provides a balanced risk profile, all in keeping with the Committee’s objectives for the Company’s executive compensation program. The table below contains specific information regarding the components of each NEO’s 2020 direct compensation and the percentage change from the prior year target value of each component.

2020 Target Compensation and % Change from 2019

	Base Salary	% Change	MIP	% Change	Long Term Incentive Target	% Change
Mr. Flynn	$1,250,000	—	$977,705	-16%	$2,625,000	—
Mr. Del Moral-Niles	$505,000	—	$455,000	-16%	$606,000	—
Mr. Utz	$445,000	2%	$445,000	-16%	$534,000	2%
Mr. Erickson	$460,000	—	$345,000	-16%	$460,000	—
Mr. Stein	$410,000	4%	$300,000	-12%	$492,000	25%

Further illustrating the mix of each NEO’s target compensation for 2020, the chart below emphasizes the at-risk components of our executive compensation plan, with each component expressed as a percentage of the total direct compensation targeted to the CEO and the average mix targeted to the NEOs.

Total Compensation for 2021
The table below highlights the changes to total target compensation from 2019 to 2021, including the reduction in total target pay for our CEO and all except one NEO. Mr. Flynn’s total compensation in 2021 will be further adjusted due to his impending retirement and will take into account our many prospective changes to our compensation program described further above and below. See “Philip Flynn Retirement Agreement” below for more information.

Total Target Compensation from 2019 to 2021

	Year	Base Salary	MIP Target	Annual LTI Target	Total Target Compensation	Change from Prior Year	Change from 2019
Mr. Flynn(1)	2021	$1,250,000	$1,062,500	$2,187,500	$4,500,000	-7%	-11%
	2020	$1,250,000	$977,705	$2,625,000	$4,852,705	-4%
	2019	$1,250,000	$1,161,170	$2,625,000	$5,036,170
Mr. Del Moral-Niles	2021	$505,000	$378,750	$606,000	$1,489,750	-5%	-10%
	2020	$505,000	$455,000	$606,000	$1,566,000	-5%
	2019	$505,000	$540,000	$606,000	$1,651,000
Mr. Utz	2021	$445,000	$333,750	$534,000	$1,312,750	-8%	-12%
	2020	$445,000	$445,000	$534,000	$1,424,000	-4%
	2019	$435,000	$530,000	$522,000	$1,487,000
Mr. Erickson	2021	$460,000	$299,000	$460,000	$1,219,000	-4%	-8%
	2020	$460,000	$345,000	$460,000	$1,265,000	-5%
	2019	$460,000	$410,000	$460,000	$1,330,000
Mr. Stein	2021	$410,000	$307,500	$492,000	$1,209,500	1%	7%
	2020	$410,000	$300,000	$492,000	$1,202,000	6%
	2019	$395,000	$340,000	$395,000	$1,130,000
(1) Pre-retirement agreement targets. Post-retirement agreement targets: $1,250,000 base salary, $1,062,500 MIP and $678,125 LTI. Total post-retirement agreement target compensation is $2,990,625.

ANNUAL TOTAL COMPENSATION
Base Salary
The Committee’s intention is to pay NEOs base salaries that approximate the midpoint of the market, with adjustments as the Committee deems necessary to account for individual performance and tenure, or other specific circumstances that may arise in a given year.
In keeping with the Committee’s focus on delivering the majority of executive compensation through variable opportunities that are based on Associated’s performance, two NEOs received market increases to base salary for 2020. The NEOs received a market increase in order to move base salary closer to the market median. Base salaries for the remaining NEOs were determined to be within the targeted market median range.
Annual Incentive Award
Associated’s core philosophy is that it takes all colleagues working together to serve our customers for the Company to be successful. That is why we designed our annual incentive program to pay all incentives, other than commissions, from a single pool that is funded solely on the success of the Company as a whole. Associated’s annual incentive program is referred to as the MIP. All Participants, including the NEOs, the Executive Committee and all other incentive eligible colleagues are provided the opportunity to earn an annual incentive under the MIP for 2020. However, as described below, due to overall Company performance falling below the Committee’s expectations even considering the impact of the COVID-19 pandemic, the Committee exercised discretion to award no payments under the MIP for 2020 to the CEO and other NEOs.
On an annual basis, the Committee establishes performance criteria and target performance levels to determine the targeted corporate pool available under the MIP. The total pool amount is determined based on Associated’s achievement of objective financial criteria selected by the Committee, but is limited by the annual individual maximum as set forth under the terms of the shareholders approved 2020 Incentive Compensation Plan. The amount of funds available in the corporate pool for distribution to all participants under the MIP is a function of total EPS and ROCET1 Company performance at target, which was approximately 10.4% of Associated’s budgeted pre-tax, pre-cash incentive profit and, for 2020 performance, represented approximately 3.3% of Associated’s actual pre-tax, pre-cash incentive results. The actual funding amount for the corporate pool was lower than the target corporate pool because both EPS and ROCET1 targets were missed.

The EPS and ROCET1 metrics were selected because they are both critical to the long-term success of the Company and are aligned with creating value for shareholders. Both metrics are transparent and are publicly available. When combined we believe these metrics create a balance between profitability and the quality of earnings and reflect the financial success of the Company while protecting the safety and soundness of the Company. Cumulative EPS is used in both the MIP (one-year measurement) and LTIPP (three-year measurement) plans to encourage management to focus on both short- and long-term strategies that are in the best interests of our shareholders.

For 2021, the Committee eliminated the use of EPS for both the annual and long-term incentive plans in response to shareholder concerns about overlapping incentive plan metrics, to focus on our priorities of income growth and expense efficiency and to eliminate the impact of stock repurchases.

The performance criteria established under the MIP for 2020 to fund the corporate pool were:
•Fully diluted EPS, which the Committee determined to be appropriate because EPS is commonly recognized as an important measure of profitability and financial health and is the leading indicator of value creation for our shareholders. Diluted EPS is the reported GAAP EPS without any adjustments; and
•ROCET1, which the Committee believes is an important indicator of prudent capital stewardship, particularly in light of increasing industry and regulatory focus on capital measures. ROCET1 measures profitability by showing how much profit we generate (reported net income) with the capital our shareholders have invested (equity) and how efficiently we have deployed those funds. ROCET1 is calculated based on the definition used by the Federal Reserve of GAAP net income divided by Common Equity Tier 1.
For 2020, the target corporate pool funding of 100% was based on a combination of two performance criteria: (1) EPS target of $2.00, and (2) ROCET1 with a targeted range of 12.5% to 13.5%. Although the 2020 EPS target of $2.00 was set below the 2019 target of $2.05, it represents a 4.7% increase from 2019’s actual results of $1.91 and was determined based on budget outlooks and economic expectations. In addition, to achieve the same pool funding as the prior year, the targeted growth in EPS and ROCET1 must be achieved.
In 2020, the Committee elected to exclude the gains from the sale of ABRC resulting in the use of an adjusted non-GAAP EPS. Also, due to the sale of ABRC, the original EPS target was modified from $2.00 to $1.93 and the original ROCET1 target range was modified to 12.0% to 13.0%, to remove the budgeted financial contribution related to ABRC for the second half of 2020. The following matrix sets forth the scale used for funding determinations under the MIP outlining the possible combinations of as adjusted EPS and ROCET1 performance results, as well as actual 2020 results.

	Return on Common Equity Tier 1 (ROCET1) Interpolate each 10 Basis Points outside target range
	2020 EPS	< 9.0%	9.0%- 9.9%	10.0%- 10.9%	11.0%- 11.9%	12.0%- 13.0%	13.1%- 14.0%	14.1%- 15.0%	15.1%- 16.0%	> 16.0%
	$2.00	25%	40%	66%	91%	104%	115%	138%	161%	175%
Target	$1.93	25%	40%	64%	88%	100%	112%	136%	160%	175%
	$1.80	25%	38%	60%	82%	94%	107%	133%	159%	175%
	$1.70	25%	37%	58%	78%	89%	102%	130%	158%	175%
	$1.60	25%	36%	55%	74%	84%	98%	128%	157%	175%
	$1.50	25%	35%	53%	70%	79%	94%	125%	156%	175%
	$1.40	25%	34%	50%	66%	74%	90%	123%	155%	175%
	$1.30	25%	33%	47%	61%	69%	86%	120%	154%	175%
Actual	$1.19	25%	32%	45%	57%	63%	81%	117%	153%	175%
	$1.15	25%	32%	44%	55%	61%	79%	116%	153%	175%
The amount of funding for the corporate pool increases at each incremental $0.01 of EPS and each range of ROCET1, with ROCET1 to be interpolated outside the target range. To incentivize continued company-wide growth, the Committee typically increases the MIP EPS and ROCET1 targets each year, relative to the prior year’s actual performance.

The graphic below demonstrates the corporate pool funding and distribution methodology.
Once the amount of the corporate pool is determined, the funds are divided into business line sub-pools, including an executive incentive pool, out of which individual awards are paid. Sub-pools are determined for individual revenue-producing business lines based on actual financial results. The amount of each individual award is determined by the accountable Executive Committee members or, in the case of the members of the Executive Committee, by the Committee based upon the recommendations of the CEO. The target amount for each of the NEOs is based on the previous year’s actual incentive payment. This strategy ensures further alignment with Company goals and objectives as the target mimics the rise and fall of corporate performance achievement. The Committee decided to modify the MIP beginning in 2021 to set target opportunities for all NEOs at a consistent percentage of salary based on the market median to align with market practice.

The Committee has the ability to modify the payment based on a number of factors as outlined in the 2020 Incentive Compensation Plan, such as mergers and acquisitions, tax law changes, and other performance measures. Although the impact of the COVID-19 pandemic was felt throughout the economy, no adjustments were made to the incentive compensation plans in relation to the pandemic.

The Committee, using the matrix set forth above, approved adjusted EPS of $1.19 and ROCET1 of 7.3% for the 2020 actual results, resulting in the corporate pool funding of 25% of the targeted funding level. The CEOs’ and other NEOs’ annual incentive opportunities are linked directly to Corporate EPS and ROCET1 performance and the incentives earned are based on these objective financial results within the MIP matrix as well as achievement of strategic goals, business line and individual performance, and other qualitative and quantitative factors for each NEO.
The Committee approved these performance results for purposes of determining the aggregate amount available in the MIP pool for annual incentive payments to all eligible colleagues. The Committee then determined the amount of the MIP payments to each NEO based on the performance incentive formula which multiplies the incentive target by Company performance achievement.

Due to overall Company performance falling below the Committee’s expectations even considering the impact of the COVID-19 pandemic, the Committee exercised negative discretion to award no payments under the MIP to the CEO and NEOs. This decision is aligned with the Committee’s decision to eliminate the 25% floor for the MIP and LTIPP beginning in 2021 to enhance the alignment of executive pay with overall company performance. The Committee did not reduce payouts for other eligible colleagues. The table on page 40 summarizes these actions.

Incentive as a Percent of Target
Named Executive Officer	Target	25% Achievement	Actual	Percent of Target
Philip B. Flynn	$977,705	$244,426	$0	—%
Christopher J. Del Moral-Niles	$455,000	$113,750	$0	—%
John A. Utz	$445,000	$111,250	$0	—%
Randall J. Erickson	$345,000	$86,250	$0	—%
David L. Stein	$300,000	$75,000	$0	—%

LONG-TERM INCENTIVE COMPENSATION
The Committee believes that a significant portion of an executive officer’s total pay should be represented by and tied directly to the performance of the Company to ensure that the interests of the executive officer and the shareholders are in close alignment. The Committee also believes that the performance of Associated’s stock has a strong correlation to the actual total compensation an executive receives over time. To align these interests, the Committee designed Associated’s 2020 long-term incentive program to include three key long-term elements: stock options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”). PRSUs are granted under the LTIPP described below. For 2020, stock options and restricted stock each represented 25% of the long-term component of the overall program; with PRSUs representing 50% of total long-term incentive. Individual grants, as a percent of base salary, are listed in the table below. Beginning in 2021, the mix of long-term incentives will be 25% time-based restricted stock and 75% restricted performance stock.

Long-Term Incentive Grants as a Percent of Base Salary
Named Executive Officer	Stock Options	Restricted Stock Units	LTIPP	Total Long-Term Incentive
Philip B. Flynn	52.5%	52.5%	105%	210%
Christopher J. Del Moral-Niles	30%	30%	60%	120%
John A. Utz	30%	30%	60%	120%
Randall J. Erickson	25%	25%	50%	100%
David L. Stein	30%	30%	60%	120%
Stock Options
Stock options represent a right to purchase a specified number of shares of Common Stock at the fair market value of the Common Stock on the date the option is granted. As a result, recipients recognize a value only if and to the extent that the value of the Common Stock increases, aligning the value of the benefit with shareholder interests. The stock options granted in 2020 vest over a four-year period, with one-fourth of the grant vesting in each year, subject to the terms of the 2017 Plan. When calculating the value of an option award for the purpose of making these grants, the Committee uses the grant date value of the options. Beginning in 2021, the Committee has eliminated the use of stock options while increasing the amount of performance based stock to further align pay and performance.

Restricted Stock Units
RSUs that vest over a defined period, the value of which varies based on the performance of Associated’s Common Stock, creates alignment between executive pay and shareholder value and promotes executive retention.
The RSUs granted in 2020 generally vest over a four-year period, with one-fourth of the grant vesting each year. The grants are subject to the terms of the 2017 Plan. When calculating the value of RSUs for the purpose of making these grants, the Committee used the grant date value of the RSUs.
As of 2020, the Committee eliminated the use of Restricted Stock Awards for NEOs.

Long-Term Incentive Performance Plan
Under the LTIPP, participants receive awards of PRSUs, calculated as a percentage of each participant’s base salary at the inception of the performance period. Actual payouts from the LTIPP will be based on Associated’s results during the specified measurement period relative to goals approved by the Committee with respect to the particular LTIPP performance measurement period. Grants under the 2018 LTIPP and 2020 LTIPP are subject to the terms of the 2017 Incentive Compensation Plan.
2020 LTIPP
The 2020 LTIPP is based on a three-year performance period that began on January 1, 2020, and will end on December 31, 2022. Based on the Company’s performance during the period, the number of actual shares that vest can range from a minimum of 0% to a maximum of 150% of the target award.
The performance criteria established by the Committee to determine the vesting of PRSUs are equally weighted and are based on Associated’s cumulative EPS and Associated’s relative TSR versus its peer group, over the 2020-2022 performance period. The Committee believes that cumulative EPS is an appropriate metric because it aligns with Associated’s goal to sustain growth year-over-year. Cumulative EPS is used in both the MIP (one-year measurement) and LTIPP (three-year measurement) plans to encourage management to focus on both short and long-term strategies that are in the best interest of our shareholders. However, 2020 is the last year in which the short- and long-term programs will have duplicative metrics.

The Committee believes relative TSR, which includes the net change in stock price plus dividends paid during the applicable period, is a valuable measure because it is directly aligns with shareholder interests and encourages management to outperform peers in the creation of shareholder value. Relative TSR performance below the 30th percentile of peers results in no payout for the TSR metric. To align with common market practice, relative TSR is calculated using a 30-day share price average as opposed to a quarterly share price average used in previous plans. The EPS maximum and minimum range is plus or minus 20% of target and achievement below the 20% minimum will result in no payout for the EPS metric. EPS target is determined using a combination of budget outlooks and economic expectations. We have determined that disclosing the actual forward-looking EPS target is sensitive company information and disclosing this information could result in unintended influence over analyst and shareholder valuation.

Beginning in 2021, the Committee decided to eliminate the use of EPS for both the MIP and LTIPP to enhance the relationship of pay and performance, focus on earnings growth and align with peer practices and business priorities. Also beginning in 2021, payouts for the TSR portion of the LTIPP will require 50th percentile performance for a target payout and will be limited to 100% of target if absolute TSR is negative at the end of the three-year performance period.

2018 LTIPP
The 2018 LTIPP was based on a three-year performance period that began on January 1, 2018, and ended on December 31, 2020, with the vesting opportunities ranging from a minimum of 25% to a maximum of 150% of the target award. The target three year cumulative EPS growth rate was set based on a combination of budget and the publicly available 20-year BKX Bank Index which takes into account business cycles.
The performance criteria established by the Committee to determine the vesting of PRSUs was based on Associated’s cumulative EPS for the performance period and Associated’s TSR relative to the peer group, measured on the basis of reported TSR for the performance period. TCF Financial Corporation's relative TSR was excluded from the 2018 LTIPP performance calculation due to the 2019 merger with Chemical Bank, where Chemical Bank was the surviving company.
The grid on page 42 was used to determine the vesting level of the 2018 LTIPP award (for performance during 2018-2020) at various EPS performance levels under the 2018 LTIPP, with a payout percentage target of 100% at targeted cumulative EPS. In 2020, the Committee elected to exclude the gains from the sale of ABRC resulting in the use of an adjusted non-GAAP EPS. In addition, the original EPS target was modified from $5.58 to $5.51, to remove the budgeted financial contribution related to ABRC for the second half of 2020. TSR performance remained unchanged with a target range between the 40.1 and 60th percentiles of the peer group. However, beginning with the 2019-2021 grants, LTIPP awards will not pay at target for performance below 50% for the TSR metric.

	Vesting of the 2018-2020 Long-Term Incentive Performance Plan
	3 Yr EPS	Total Shareholder Return (Q4 2020 vs Q4 2017 TSR Relative Ranking)
		—%	7%	13%	20%	27%	33%	40%	TARGET RANGE 40.1-60%	67%	73%	80%	87%	93%	100%
	5.60	56%	64%	72%	81%	89%	97%	106%	118%	139%	147%	150%	150%	150%	150%
	5.55	46%	54%	62%	71%	79%	87%	96%	108%	129%	137%	146%	150%	150%	150%
Target	5.51	38%	46%	54%	63%	71%	79%	88%	100%	121%	129%	138%	146%	150%	150%
	5.40	25%	25%	32%	41%	49%	57%	66%	78%	99%	107%	116%	124%	132%	141%
	5.30	25%	25%	25%	25%	29%	37%	46%	58%	79%	87%	96%	104%	112%	121%
	5.20	25%	25%	25%	25%	25%	25%	26%	38%	59%	67%	76%	84%	92%	101%
	5.10	25%	25%	25%	25%	25%	25%	25%	25%	39%	47%	56%	64%	72%	81%
	5.00	25%	25%	25%	25%	25%	25%	25%	25%	25%	27%	36%	44%	52%	61%
Actual	4.99	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%	34%	42%	50%	59%
	4.90	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%	32%	41%
	4.85	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%	25%	31%

As determined based on the vesting grid, EPS performance of $4.99 underperformed targeted EPS of $5.51. EPS results in all three years were not tax-adjusted. The Committee approved the 2020 adjusted EPS of $1.19 to be used with previously approved 2019 EPS of $1.91 and 2018 EPS of $1.89. Combined with Associated’s relative TSR ranking at the 0% percentile of the peer group, the PRSU award grant applicable to the 2018-2020 performance period vested at 25% of target.

In 2020, the Committee used negative discretion resulting in no PRSU vesting for the CEO. In making this decision, the Committee considered Associated’s relative TSR ranking at the zero-percentile compared to peers and determined that no payout should be provided to the CEO given this performance.

Risk Assessment
The Committee, along with members of Associated’s Executive Risk Committee, Incentive Compensation Risk Assessment Committee (ICRA), Chief Human Resources Officer and business executives responsible for the design and implementation of Associated’s incentive compensation arrangements, conducted a full annual risk assessment as part of an incentive and sales practice review. Under the governance of the Executive Risk Committee, ICRA was established to define and govern the annual incentive plan risk assessment process which evaluates the effectiveness of Associated’s incentive compensation programs and ensures they are aligned with the Company’s safety and soundness principles. Following the reviews with members of Associated’s Executive Risk Committee, ICRA, and business executives responsible for the design and implementation of incentive plans, the Committee determined that Associated’s compensation plans do not encourage its senior executive officers or colleagues to take unnecessary or excessive risks that threaten the value of Associated, nor do the plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee determined that these plans do not encourage unnecessary risk taking and are consistent with preserving and enhancing the long-term health of Associated.

OTHER BENEFIT PROGRAMS
Deferred Compensation Plan
Associated maintains a non-qualified deferred compensation plan to allow certain colleagues who are deemed to be highly compensated under IRC Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement. All NEOs were eligible to participate in the deferred compensation plan in 2020; however, none elected to participate in 2020.
Participants are offered the opportunity to defer up to 50% of base salary and up to 75% of cash incentive compensation. Participants have various investment options to choose from. The participant can elect to receive payment of deferred amounts either in a lump sum, or five or ten equal annual installments; payments may be received while in service or six months following separation from Associated. (Distributions during employment are possible in the event of an unforeseeable emergency.) The participant retains all rights to amounts in his or her account if employment terminates for any reason.

Deferred Stock Election
Participants who may elect to defer receipt of shares with respect to RSUs are limited to Executive Committee members. Participants are offered the opportunity to defer up to 100% of such awards. This program provides further personal financial management tools for executive officers and enhances the alignment with shareholders by focusing on the long-term goal of increasing capital gains. All NEOs were eligible to elect to defer receipt of shares in 2020 and Mr. Flynn, Mr. Utz and Mr. Stein elected to defer.

Retirement Plans
Retirement Account Plan
The Associated Banc-Corp Retirement Account Plan (“RAP”) is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. A colleague becomes eligible to participate effective the first day of the plan year in which the participant completes twelve months of service (service is defined as working a minimum of 1,000 hours within the year). The colleague becomes a “Participant” in the Plan the first January 1 or July 1 after completion of the service eligibility requirement. Each participant receives an accrual of 3% of eligible compensation. Compensation is subject to the IRS annual limitation, which was $285,000 in 2020. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited service, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs have completed three years of credited service and are 100% vested in their benefits under the RAP. Participants may be eligible to receive an early retirement benefit at age 55. Benefits are subject to an actuarial adjustment for early retirement.
401(k) Plan
Associated offers the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan to eligible participants. Participants make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary matching contribution, which in 2020 was equal to 100% of the first 5% of each participant’s contribution. Participants who work 1,000 hours during the calendar year and are employed with Associated on December 31 qualify for the matching contribution, with the exception of the participant’s retirement, disability, or death. All participants are fully vested in both their own contributions and Associated’s matching contributions. Participants have 34 investment fund selections available including the Associated Banc-Corp Common Stock Fund.
Supplemental Executive Retirement Plans
In keeping with its objective of providing a market-competitive executive compensation program designed to attract and retain highly qualified individuals, Associated provides supplemental retirement benefits to a limited number of key colleagues under the Associated Banc-Corp Supplemental Executive Retirement Plan, referred to as the “SERP.” The SERP is a non-qualified plan into which Associated makes a restoration contribution for amounts that are otherwise restricted due to applicable IRS limitations under Associated’s RAP and 401(k) Plan. Participation in the SERP is limited to members of Associated’s Executive Committee, which includes the NEOs.
Associated’s contribution to the SERP is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan if not for the IRS annual limitation over the amount actually accrued by the participant for the plan year under those plans. Amounts under the SERP are unsecured and accrue at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notional investment preferences specified by participants among various investment options. All participants in the SERP are fully vested in their SERP account. Distributions from the SERP are generally made in accordance with elections made by the participants.
Flynn SERP. The Committee adopted a Supplemental Executive Retirement Plan for Philip B. Flynn effective January 1, 2012. Under Mr. Flynn’s SERP, Mr. Flynn retains any and all accrued benefits under the SERP provisions of his expired employment agreement and receives accruals to his SERP account in an amount equal to a percentage of his annual cash base salary and cash incentive, less the amount of the IRS annual compensation limit. This percentage is initially set at 12.5%, although the Committee may decrease or increase this percentage at its discretion, subject to a maximum percentage of 20%. For 2020, the accrual percentage was 12.5%. Accruals based on Mr. Flynn’s base salary accrue on the last day of each payroll period, and accruals based on any cash incentives paid to Mr. Flynn will accrue on the date any such cash incentive is paid. All accruals in Mr. Flynn’s SERP account are unsecured and are fully vested on the date of such accrual and incur gains and losses based on investment preferences specified by Mr. Flynn among various notional investment options. Distributions from Mr. Flynn’s

SERP are generally made upon the earlier of his death or at various dates specified by Mr. Flynn prior to the beginning of any plan year.
See “Philip Flynn Retirement Agreement” below for more information regarding his SERP contributions for 2021.

Perquisites
Limited perquisites provided to NEOs in 2020 included executive physical examinations, which the Committee believes are valuable to Associated by helping to ensure the health and well-being of our executives; financial planning services, which are intended to permit the NEOs to focus as much of their time and attention as possible on their responsibilities as executive officers; and the payment of social and similar club dues to give the NEOs access to social and similar clubs for business purposes. NEOs are required to pay any other costs attributable to their personal use of social and similar clubs. The NEOs participated in certain other company-subsidized benefits that were also available to all eligible and/or participating colleagues.
Employment and Post-Termination Arrangements with NEOs
Associated does not have employment agreements with any of the NEOs. Mr. Flynn has entered into a Retirement Agreement (see “Philip Flynn Retirement Agreement” below for more information). The NEOs other than Mr. Flynn do not have agreements with respect to post-termination benefits. The Committee believes that each NEO’s separation situation should be evaluated on a case-by-case basis. This arrangement provides the Committee with maximum flexibility to determine mutually beneficial arrangements for both Associated and its NEOs in the event of a separation. Post-termination benefits paid to a former NEO will generally be paid pursuant to the Associated Banc-Corp Severance Pay Plan, a fully discretionary plan for management colleagues that limits the Committee’s award of a benefit to a maximum of 200% of a former colleague’s annual base salary. Mr. Flynn’s Retirement Agreement supersedes any benefits under such plan with respect to his separation.

Change of Control Agreements
Each of the NEOs, other than Mr. Flynn, and certain other executives have Change of Control Agreements (“COC Agreements”) which were put in place in 2018 or, if later, when they became an Executive of the Company. The payments and benefits provided under the COC Agreements maintain a “double trigger” and are not payable upon (1) a termination of an executive’s employment for “Cause” or a resignation by an executive without “Good Reason” or (2) any termination of an executive’s employment prior to a “Change of Control” (each as defined in the COC Agreements). These COC Agreements are summarized in the “Potential Payments Upon Termination or Change of Control” section beginning on page 52.
Mr. Flynn’s Retirement Agreement effectively cancelled his Change of Control Agreement. Thus, Mr. Flynn would not receive a payment if Associated experiences a Change of Control after January 19, 2021. Rather, he would receive compensation under the terms of the Retirement Agreement. See “Philip Flynn Retirement Agreement” below for more information.

COMPENSATION DECISIONS FOR 2021
The Compensation Committee and Board approached the disappointing 2020 say-on-pay vote results as an opportunity for change. The Committee, assisted by its compensation consultant, thoroughly reviewed each element of compensation and restructured the program to include more appropriate metrics to drive Associated’s business strategy of maximizing profitable growth while maintaining credit quality and managing expense. We believe the 2021 compensation program incorporates best practices and will properly align pay with performance.
As described on page 25, the Committee incorporated feedback from our shareholders into the decisions and modifications made to both the short-term and long-term incentive plans. These modifications included:

With respect to the choice of MIP metrics, the Committee chose net income as it will incentivize actual income growth; and efficiency ratio as it will motivate our executives to emphasize efficient growth in driving shareholder value.

In response to shareholder feedback, we changed our long-term incentive plan mix to emphasize performance shares. For the 2021-2023 LTIPP metrics, a threshold of 30% relative TSR will remain in place with no payout for that metric below threshold. The ROCET1 measures profitability by showing how much profit we generate with the capital our shareholders have invested and how efficiently we have deployed those funds. This approach addresses challenges of multi-year relative goal setting in the current environment. Maintaining the three-year period reinforces the retentive impact of the opportunities, and will ensure that executives are paid for long-term, consistent performance.

The Committee determined the following 2021 short and long-term incentive targets for the NEOs:

2021 NEO Short-Term and Long-Term Incentive Targets
	Base	MIP Target		LTI Target
		Amount	% of Base	Amount	% of Base
Philip B. Flynn (pre-retirement agreement)	$1,250,000	$1,062,500	85%	$2,187,500	175%
Philip B. Flynn (post-retirement agreement)	$1,250,000	$1,062,500	85%	$678,125	54%
Christopher J. Del Moral-Niles	$505,000	$378,750	75%	$606,000	120%
John A. Utz	$445,000	$333,750	75%	$534,000	120%
Randall J. Erickson	$460,000	$299,000	65%	$460,000	100%
David Stein	$410,000	$307,500	75%	$492,000	120%

COMPENSATION GOVERNANCE

Role of Independent Compensation Consultant
In 2020, the Committee engaged two (2) compensation consultants. From January through April 2020, the Committee engaged Pay Governance LLC (“Pay Governance”) and from May through December 2020, the Committee engaged Mercer (US) Inc. (“Mercer”). The Committee retained a new compensation consultant to help restore shareholder confidence in Associated’s executive compensation program and advise on a variety of matters relating to the executive compensation program. In 2020, Mercer performed a competitive analysis of Associated’s senior executive compensation levels and incentive practices analysis, worked with the Committee on plan design changes and performed related assistance.
The Committee previously established procedures that it considers sufficient to ensure that the advice of compensation consultants to the Committee remains objective and is not influenced by Associated’s management, including:

•Direct reporting relationship of the compensation consultant to the Committee;
•Provision in the Committee’s engagement letter with the consultants specifying the nature of the work to be conducted and the role that management may play in that work; and
•Annual update to the Committee on the compensation consultant’s financial relationship with Associated.
Role of Management
As part of the annual compensation review process, the CEO and the Chief Human Resources Officer interact with the Committee and compensation consultant, providing information about the current compensation structure, details regarding executive compensation, individual performance assessments, and descriptions of the job responsibilities of executive officers. The CEO typically makes recommendations to the Committee with respect to the compensation of NEOs, other than himself, and the Committee, determines CEO compensation in executive session without the CEO present.
Role of the Committee
The purpose of the Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Associated’s executive compensation program. Our Committee works closely with the compensation consultant to make decisions about, and set the framework for, Associated’s executive compensation program. Among other things, the Committee’s responsibilities include:
•Establishing and approving compensation and benefit policies;
•Approving the amount and form of compensation for Associated’s executives and non-management directors; and
•Issuing an annual report on executive and CEO compensation for inclusion in Associated’s annual proxy statement and Form 10-K.

POLICIES
Accounting and Tax Considerations
Associated desires to maximize the return to its shareholders, as well as meet the objectives of the executive compensation program outlined above. As part of balancing these objectives, management (particularly the CEO and the Chief Human Resources Officer) considers the accounting and tax treatment to Associated and, to a lesser extent, the tax treatment to the executive, when making compensation decisions. FASB Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” requires all share-based payments to colleagues to reflect the fair value on the date of grant and to be expensed over the applicable vesting period.
Clawback of Compensation
Since 2013, the Committee approved and Associated has had in place, a Clawback Policy that requires any members of the Executive Committee of Associated to repay or return cash incentives and equity awards granted through a performance incentive plan in the event that Associated issues a material restatement of its financial statements due to material noncompliance with securities laws where the restatement was caused by the colleague’s intentional misconduct, or if Associated incorrectly calculated without misconduct the performance results of the applicable plans. Where Associated is required to restate any of its financial statements as defined above, Associated shall recover amounts in excess of the cash incentives and equity awards payable under Associated’s restated financial statements from the above identified colleagues who received the excess cash incentives and/or equity awards. The Clawback Policy applies to Associated’s Management Incentive Plan beginning with the 2013 performance period and to performance incentive plan equity awards beginning with grants made in 2013. The SEC has issued proposed rules relating to specific clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. However, the SEC and NYSE have not yet issued final rules relating to clawback requirements. Management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.
Anti-Pledging and Anti-Hedging Policy
Associated’s Insider Trading Policy prohibits executive officers, colleagues and directors from engaging in hedging transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) with respect to Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012.

Security Ownership Guidelines for Executive Officers
Associated has adopted stock ownership guidelines which are applicable to the NEOs, other members of the Executive Committee and other key executives identified by the CEO. Associated’s executive stock ownership guidelines, which apply to all of the NEOs and other key executives identified by the CEO, include:

•A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock; and
•Additional required holdings calculated as a multiple of the executive officer’s annual base salary: six times for Mr. Flynn and three times for each of the other executive officers subject to the guidelines.

For purposes of the guidelines, shares held by an executive officer include shares held directly, held in an executive officer’s 401(k) plan, shares purchased through the Employee Stock Purchase Plan, and unvested restricted stock awards. All Associated NEOs are within the expected guidelines of the stock ownership requirements. The executive stock ownership guidelines are described under “Stock Ownership - Stock Ownership Guidelines for Executive Officers and Directors” on page 15.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.
THE COMPENSATION AND BENEFITS COMMITTEE

Richard T. Lommen, Co-Chairman
John F. Bergstrom, Co-Chairman
Eileen A. Kamerick
Gale E. Klappa
Karen T. van Lith
William R. Hutchinson

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Philip B. Flynn President and CEO	2020	$1,250,000	$0	$1,968,724	$656,249	$—	$11,320	$274,013	$4,160,306
	2019	$1,250,000	$0	$1,968,728	$656,248	$977,705	$12,217	$275,399	$5,140,297
	2018	$1,250,000	$0	$1,874,986	$624,996	$1,161,170	$11,218	$250,472	$5,172,842
Christopher J. Del Moral-Niles Executive Vice President, Chief Financial Officer	2020	$505,000	$0	$454,477	$151,499	$—	$11,254	$43,560	$1,165,791
	2019	$505,000	$0	$454,484	$151,497	$455,000	$12,119	$39,520	$1,617,620
	2018	$504,000	$0	$454,469	$151,498	$540,000	$11,136	$36,620	$1,697,723
John A. Utz Executive Vice President, Head of Corporate Banking and Milwaukee Market President	2020	$444,167	$0	$400,467	$133,497	$—	$11,320	$62,133	$1,051,584
	2019	$434,167	$0	$391,514	$130,499	$445,000	$12,217	$61,225	$1,474,622
	2018	$425,000	$0	$382,471	$127,496	$530,000	$11,218	$56,716	$1,532,901
Randall J. Erickson Executive Vice President, General Counsel & Corporate Secretary	2020	$460,000	$0	$344,973	$114,999	$—	$10,625	$57,263	$987,860
	2019	$460,000	$0	$344,985	$114,998	$345,000	$11,191	$56,518	$1,332,692
	2018	$460,000	$0	$413,972	$137,999	$410,000	$10,358	$57,254	$1,489,583
David L. Stein Executive Vice President, Head of Consumer & Business Banking	2020	$408,750	$0	$368,991	$122,998	$—	$14,546	$52,832	$968,118
	2019	$395,000	$0	$296,233	$98,748	$300,000	$15,509	$56,085	$1,161,575
	2018	$395,000	$0	$296,238	$98,748	$340,000	$14,316	$50,095	$1,194,397
(1)    Stock and Option Awards reflect the aggregate grant date fair value of awards with the grant date fair value for performance-based RSUs calculated at the target level. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2020 Form 10-K. The grant date fair value of the 2020 performance based RSU awards at the maximum level is $1,968,724, $454,477, $400,467, $344,973, and $368,991 for Mr. Flynn, Mr. Del Moral-Niles, Mr. Utz, Mr. Erickson and Mr. Stein, respectively.
(2)    Amounts reported in this column reflect incentive awards provided under the “Management Incentive Plan,” described in the “Annual Total Compensation - Annual Incentive Award” section beginning on page 37.
(3)    Reflects the change in present value of the Retirement Account Plan (“RAP”). Further details regarding the RAP can be found in the “Retirement Plans” section beginning on page 43 and in the Pension Benefits in 2020 table on page 51.
(4)    Amounts in All Other Compensation for 2020 include the following:
•Employer match on each participating NEO’s 2020 contributions to the 401(k) Plan;
•2020 employer contributions to the SERP for each of the NEOs. Additional details regarding the SERP can be found in the “Retirement Plans” section beginning on page 43 and in the Nonqualified Deferred Compensation in 2020 table on page 51;
•Employer payment of financial planning services;
•Employer payment of social and similar club dues for Messrs. Utz, Erickson and Stein and a corporate club membership for which Mr. Erickson is the named member; and
•Employer payment of executive physicals for Mr. Flynn and Mr. Del Moral-Niles.

Name	401(k) Match	SERP Contribution	Financial Planning Services	Social and Similar Club Dues	Executive Physicals
Philip B. Flynn	$14,250	$242,838	$13,275	—	$3,500
Christopher J. Del Moral-Niles	$14,250	$25,500	—	—	$3,600
John A. Utz	$14,250	$29,875	$13,275	$3,385	—
Randall J. Erickson	$14,250	$27,350	$13,275	$2,388	—
David L. Stein	$14,250	$24,462	$12,000	$2,120	—

(5)    For a description of the elements of executive compensation and the various factors affecting compensation levels, please see the “Executive Compensation - Compensation Discussion and Analysis” section beginning on page 28.

GRANTS OF PLAN-BASED AWARDS DURING 2020

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Philip B. Flynn	2/4/2020	−	−	−	−	−	−	−	248,583	20.32	$656,249
	2/4/2020	−	−	−	−	−	−	32,295	−	−	656,234
	2/4/2020	−	−	−	−	64,591	96,886	−	−	−	1,312,489
		244,426	977,705	1,710,984	−	−	−	−	−	−	−
Christopher J. Del Moral-Niles	2/4/2020	−	−	−	−	−	−	−	57,387	20.32	$151,499
	2/4/2020	−	−	−	−	−	−	7,455	−	−	151,486
	2/4/2020	−	−	−	−	14,911	22,366	−	−	−	302,992
		113,750	455,000	796,250	−	−	−	−	−	−	−
John A. Utz	2/4/2020	−	−	−	−	−	−	−	50,568	20.32	$133,497
	2/4/2020	−	−	−	−	−	−	6,569	−	−	133,482
	2/4/2020	−	−	−	−	13,139	19,708	−	−	−	266,984
		111,250	445,000	778,750	−	−	−	−	−	−	−
Randall J. Erickson	2/4/2020	−	−	−	−	−	−	−	43,561	20.32	$114,999
	2/4/2020	−	−	−	−	−	−	5,659	−	−	114,991
	2/4/2020	−	−	−	−	11,318	16,977	−	−	−	229,982
		86,250	345,000	603,750	−	−	−	−	−	−	−
David L. Stein	2/4/2020	−	−	−	−	−	−	−	46,591	20.32	$122,998
	2/4/2020	−	−	−	−	−	−	6,053	−	−	122,997
	2/4/2020	−	−	−	−	12,106	18,159	−	−	−	245,994
		75,000	300,000	525,000	−	−	−	−	−	−	−
(1)    Reflects annual incentive opportunities under the 2020 MIP. Amounts shown in the target column are equal to the amounts that would have been paid under the MIP for 2020 which served as the base amounts used by the Committee for determining the annual incentive payments under the 2020 MIP. Amounts shown in the maximum column are equal to the maximum MIP opportunity, which are based on a funding maximum of 175%. In addition, there is the potential for a limited positive discretion of up to 20% for individual performance, and no cap on negative adjustments. Amounts shown in threshold column are equal to the minimum MIP opportunity. The 2020 MIP does not employ individual thresholds or maximums for purposes of determining the individual amounts payable under the plan, other than the $3 million annual individual limitation on cash awards under the terms of the 2020 Compensation Incentive Plan, the plan under which the 2020 MIP is administered. See “Annual Total Compensation - Annual Incentive Award” beginning on page 37 for additional details.
(2)    Reflects performance-based RSU grants made to the NEOs under the 2020 LTIPP. The threshold and maximum amounts represent the 0% and 150% limits within the LTIPP. See “Long-Term Incentive Compensation” beginning on page 40 for additional details.
(3)    See “Policies - Accounting and Tax Considerations” on page 46. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s 2020 Form 10-K.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not ($) Vested
	(1)	(1)		(1)		(2)	(3)	(2)

Philip B. Flynn	139,747	—	$14.02	1/22/2023	6,201 (4)	$105,727	124,222	$2,117,985
	161,369	—	$17.02	1/27/2024	12,887 (5)	$219,723	—	—
	50,656	—	$17.67	3/17/2024	28,297 (6)	$482,464	—	—
	211,236	—	$17.24	2/2/2025	32,295 (7)	$550,630	—	—
	186,938	—	$17.38	2/1/2026	—	—	—	—
	89,946	29,983	$25.20	2/6/2027	—	—	—	—
	70,634	70,634	$24.25	2/6/2028	—	—	—	—
	42,464	127,393	$22.01	2/5/2029	—	—	—	—
	—	248,583	$20.32	2/4/2030	—	—	—	—

Christopher J.	43,339	—	$17.38	2/1/2026	1,468 (4)	$25,029	31,800	$542,190
Del Moral-Niles	21,285	7,095	$25.20	2/6/2027	3,124 (5)	$53,264	—	—
	17,121	17,122	$24.25	2/6/2028	7,923 (6)	$135,087	—	—
	9,803	29,409	$22.01	2/5/2029	7,455 (7)	$127,108	—	—
	—	57,387	$20.32	2/4/2030	—	—	—	—

John A. Utz	2,000	—	$12.97	1/23/2022	1,265 (4)	$21,568	27,625	$471,006
	12,659	—	$14.02	1/22/2023	2,629 (5)	$44,824	—	—
	14,755	—	$17.02	1/27/2024	7,156 (6)	$122,010	—	—
	8,510	—	$17.67	3/17/2024	6,569 (7)	$112,001	—	—
	39,543	—	$17.24	2/2/2025	—	—	—	—
	38,135	—	$17.38	2/1/2026	—	—	—	—
	18,348	6,117	$25.20	2/6/2027	—	—	—	—
	14,408	14,410	$24.25	2/6/2028	—	—	—	—
	8,444	25,333	$22.01	2/5/2029	—	—	—	—
	—	50,568	$20.32	2/4/2030	—	—	—	—

Randall J. Erickson	26,335	—	$17.02	1/27/2024	1,369 (4)	$23,341	24,612	$419,635
	8,267	—	$17.67	3/17/2024	2,846 (5)	$48,524	—	—
	34,473	—	$17.24	2/2/2025	6,015 (6)	$102,556	—	—
	41,276	—	$17.38	2/1/2026	5,659 (7)	$96,486	—	—
	19,860	6,620	$25.20	2/6/2027	—	—	—	—
	15,596	15,596	$24.25	2/6/2028	—	—	—	—
	7,441	22,324	$22.01	2/5/2029	—	—	—	—
	—	43,561	$20.32	2/4/2030	—	—	—	—

David L. Stein	15,617	—	$12.97	1/23/2022	980 (4)	$16,709	23,115	$394,111
	24,332	—	$14.02	1/22/2023	618 (5)	$10,537	—	—
	23,882	—	$17.02	1/27/2024	1,607 (6)	$27,399	—	—
	7,497	—	$17.67	3/17/2024	6,053 (7)	$103,204	—	—
	32,107	—	$17.24	2/2/2025	—	—	—	—
	29,536	—	$17.38	2/1/2026	—	—	—	—
	14,211	4,737	$25.20	2/6/2027	—	—	—	—
	11,160	11,160	$24.25	2/6/2028	—	—	—	—
	6,389	19,170	$22.01	2/5/2029	—	—	—	—
	—	46,591	$20.32	2/4/2030	—	—	—	—
(1)All options expiring after 2023 vest in four equal annual installments beginning on the first anniversary following the grant date. All other options have a three-year stepped vesting schedule (34% of the original award vests on the first anniversary following the date of the grant and 33% vests on each of the second and third anniversaries following the date of the grant).
(2)Market value based on the closing price of the Common Stock of $17.05 on December 31, 2020.
(3)Includes the actual 2018 performance-based grants and targeted portion of 2019, and 2020 performance-based RSU grants.
(4)Restricted stock scheduled to vest fully on February 8, 2021.
(5)Restricted stock scheduled to vest in two equal installments on February 8, 2021 and February 8, 2022.
(6)Restricted stock scheduled to vest in three equal installments on February 8, 2021, February 8, 2022, and February 8, 2023.
(7)Restricted stock scheduled to vest in four equal installments on February 8, 2021, February 8, 2022, February 8, 2023, and February 8, 2024.

OPTION EXERCISES AND STOCK VESTED IN 2020

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)

Philip B. Flynn	—	$0	111,601	$2,230,744
Christopher J. Del Moral-Niles	—	$0	25,361	$517,603
John A. Utz	—	$0	22,600	$459,141
Randall J. Erickson	—	$0	23,208	$473,725
David L. Stein	—	$0	22,271	$341,293
(1)    Amounts include the following numbers of shares of restricted stock for which restrictions lapsed in 2020: for Mr. Flynn - 24,865, Mr. Del Moral-Niles - 6,287, Mr. Utz - 5,533, Mr. Erickson - 5,411, and Mr. Stein - 9,053; and the following numbers of RSUs that vested in 2020: for Mr. Flynn - 86,736, Mr. Del Moral-Niles - 19,074, Mr. Utz - 17,067, Mr. Erickson - 17,797, and Mr. Stein - 13,218.
(2)    The number of shares acquired on vesting and value realized on vesting include deferred stock: for Mr. Flynn - 6,132 ($104,551), Mr. Utz - 624 ($10,639) and Mr. Stein - 483 ($8,235). Valued as of 12/31/2020.
(3)    Value based on the closing price of Associated Common Stock on the date restrictions lapsed. Vested shares are subject to retention requirements under Associated’s security ownership guidelines.

PENSION BENEFITS IN 2020

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Philip B. Flynn	RAP	11	$137,822	$0
Christopher J. Del Moral-Niles	RAP	10	$134,721	$0
John A. Utz	RAP	10	$137,822	$0
Randall J. Erickson	RAP	8	$105,381	$0
David L. Stein	RAP	15	$229,326	$0
Further information regarding the RAP can be found in the “Retirement Plans” section beginning on page 43.

NONQUALIFIED DEFERRED COMPENSATION IN 2020

Name	Plan	Executive Contributions in 2020 ($)	Registrant Contributions in 2020 ($)(1)	Aggregate Earnings in 2020 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2020 ($)(2)

Philip B. Flynn	Flynn SERP	$0	$242,838	$351,967	$0	$5,206,422
Christopher J. Del Moral-Niles	SERP	$0	$25,500	$30,986	$0	$216,960
John A. Utz	SERP	$0	$29,875	$31,675	$0	$352,446
Randall J. Erickson	SERP	$0	$27,350	$39,835	$0	$299,730
David L. Stein	SERP	$0	$24,462	$115,489	$0	$591,432
(1)    For Mr. Flynn, these amounts reflect contributions made by Associated throughout the year during 2020 based on his 2020 compensation. For the other NEOs, these amounts reflect contributions made by Associated in 2021 based on their 2020 compensation. These amounts are reported in the “All Other Compensation” column for each executive officer in the Summary Compensation Table.
(2)    Of the amounts disclosed in this column with respect to the Flynn SERP or the SERP, the following amounts were reported in the Summary Compensation Table in prior years: Mr. Flynn - $2,289,785; Mr. Del Moral-Niles - $209,479; Mr. Utz - $180,242; Mr. Erickson - $187,769; and Mr. Stein - $63,570. The variation between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Flynn SERP and the SERP reflect earnings (and losses) on the SERP contributions and/or any contributions prior to the executive becoming a NEO.

Further information regarding the Flynn SERP and the SERP for the other NEOs can be found in the “Retirement Plans” section beginning on page 43, and further information regarding the Deferred Compensation Plan can be found in the “Deferred Compensation Plan” section on page 42.
The investment alternatives available to the NEO under the Flynn SERP, the SERP and the Deferred Compensation Plan for the other NEOs are selected by Associated and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds selected for investment by participants under both the SERPs and the Deferred Compensation Plan and their annual rate of return for the year ended December 31, 2020.

Name of Fund	Annual Return (%)	Name of Fund	Annual Return (%)
Vanguard Total Bond Market Index Fund Admiral Shares	7.72%	American Funds New World Fund® Class R-6	25.30%
Vanguard Institutional Index Fund Institutional Shares	18.39%	American Funds EuroPacific Growth Fund® Class R-6	25.27%
American Funds The Growth Fund of America® Class R-6	38.28%	Templeton Foreign Fund Class R6	(0.11)%
Dodge & Cox Stock Fund	7.16%	Fidelity® Government Money Market Fund	0.26%
Baird MidCap Fund Institutional Class	34.81%	Vanguard Target Retirement 2020 Fund Investor Shares	12.04%
Virtus Ceredex Mid-Cap Value Equity Fund Class R6	(0.97)%	Vanguard Target Retirement 2025 Fund Investor Shares	13.30%
Harbor Small Cap Growth Fund Retirement Class	38.44%	Vanguard Target Retirement 2030 Fund Investor Shares	14.10%
Janus Henderson Small Cap Value Fund Class I	(6.76)%	Vanguard Target Retirement 2035 Fund Investor Shares	14.79%
Vanguard Extended Market Index Fund Admiral Shares	32.21%	Vanguard Target Retirement 2040 Fund Investor Shares	15.47%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The COC Agreements for NEOs other than the CEO (see “Philip Flynn Retirement Agreement” below for more information) provide for certain payments and benefits in the event of a termination without cause or for good reason following a change in control.
The COC Agreements provide that upon a termination without Cause or a resignation with Good Reason generally during a two-year protected period (the “protected period”) following a Change of Control (each such termination a “Qualifying Termination”), each executive would, in addition to any unreimbursed and accrued but unpaid amounts, be entitled to receive the following payments:
•Two times the sum of the executive’s then-current base salary and target cash incentive (or, if higher, the base salary and/or target cash incentive as in effect immediately prior to the Change of Control);
•a prorated cash incentive for the year in which the date of termination occurs based on the executive’s then-current target cash incentive (or, if higher, the target cash incentive as in effect immediately prior to the Change of Control) (the “Prorated Cash Incentive”);
•an amount equal to 24 times the sum of the monthly COBRA premium for the medical and dental coverage in effect for the executive on the date of termination and the monthly premiums in respect of the life insurance in effect for the executive on the date of termination;
•an amount equal to the maximum employer contributions under the Company’s 401(k) and ESOP and SERP and an amount equal to the maximum benefit that the executive would have accrued under the Retirement Account Plan and SERP, in each case, assuming that the executive remained employed for a period of 24 months following the date of termination and certain other assumptions specified in the COC Agreements; and
•outplacement benefits.
If the executive’s employment is terminated during the protected period following a Change of Control due to death or “Disability” (as defined in the COC Agreements), the executive would not be entitled to the benefits described in the immediately preceding bullets, except for the Prorated Cash Incentive. Additionally, in the event of executive’s termination due to death or Disability during the protected period, executive (or executive’s estate in the event of executive’s death) is also entitled to any death or disability benefits, as applicable, equal to those provided prior to a Change of Control or, if more favorable, those in effect on the date of the executive’s death or Disability.

If an executive’s merger related payments or benefits are subject to the 20% excise tax under Section 4999 of the Code, then the COC Agreements provide that the executive will either receive all such payments and benefits subject to the excise tax and pay his or her own excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive. The COC Agreements do not provide for an excise tax gross up. The COC Agreements also contain restrictive covenants, which provide for (1) a perpetual confidentiality and mutual non-disparagement and (2) restrictions on interfering with customers and colleagues for six months following any termination of employment.

Name	Total Salary Continuation Benefit(1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments(2)	Accrued Vacation(3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Annual Incentive (MIP)	Outplacement Benefit(4)	Total Value of Shares of Restricted Stock and Restricted Stock Units(5)	Total Value of Options(6)	Total
Philip B. Flynn (7)	—	—	—	—	—	—	—	—	—
Christopher J. Del Moral-Niles	$1,010,000	$42,801	$9,712	$96,600	$910,000	$40,000	$1,097,963	$0	$3,207,076
John A. Utz	$890,000	$41,504	$8,558	$105,350	$890,000	$40,000	$953,409	$0	$2,928,821
Randall J. Erickson	$920,000	$34,421	$8,846	$100,300	$690,000	$40,000	$882,066	$0	$2,675,633
David L. Stein	$820,000	$42,801	$7,885	$94,525	$600,000	$40,000	$694,002	$0	$2,299,213
(1)Based on base salary at December 31, 2020.
(2)Based on program costs at December 31, 2020.
(3)Maximum unused vacation accrual is 40 hours at year-end pursuant to Associated’s policy.
(4)The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible colleague’s duties, shall be provided by a mutually agreed outplacement agency. $40,000 is an estimate of the actual cost of these outplacement services.
(5)Value based on closing price of Associated Banc-Corp Common Stock of $17.05 on December 31, 2020. This includes the value of all unvested Restricted Stock and performance-based RSUs (illustrated at target), and any accrued dividend equivalent payments on all RSUs.
(6)Value based on the closing price of the Common Stock of $17.05 on December 31, 2020.
(7)Mr. Flynn’s Retirement Agreement cancels and supersedes his COC Agreement. Accordingly, he would not receive any payments upon a Change of Control after January 19, 2021.

In addition to the payments that the NEOs would receive under the COC Agreements, all unvested options, shares of restricted stock and RSUs held by the NEOs vest upon such a separation within the two-year period following a change of control pursuant to the terms of the 2017 Plan. Additionally, in the event of a termination following attainment of retirement eligibility or the NEO’s death or disability, all unvested options, shares of restricted stock and RSUs (performance-based RSUs still remain subject to the applicable performance criteria for determining vesting) held by the NEOs would vest upon such an event. Assuming one of the events in the prior two sentences (each a “Vesting Event”) occurred on December 31, 2020, the value (using the closing price of $17.05) of the accelerated stock is listed in the table below.

Name	Stock Options	Restricted Stock	Restricted Stock Units(1)(2)
Philip B. Flynn (3)	$0	$1,358,544	$3,232,068
Christopher J. Del Moral-Niles	$0	$340,489	$757,474
John A. Utz	$0	$300,404	$653,005
Randall J. Erickson	$0	$270,907	$611,159
David L. Stein	$0	$157,849	$536,153
(1)For performance-based RSUs, the value is assumed at target, including any accumulated dividend equivalents.
(2)Performance Based Restricted Stock Units do not accelerate upon retirement. Distribution is made at the end of the performance period based on results achievement.
(3)Mr. Flynn’s Retirement Agreement cancels and supersedes his COC Agreement. Accordingly, he would not receive any payments upon a Change in Control after January 19, 2021. The amounts in the table for Mr. Flynn reflect the value of such awards assuming his death or disability occurred on December 31, 2020.

A NEO may also be eligible to receive a fully discretionary payment in the event of such NEO’s separation other than as a result of a Change of Control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See “Other Benefit Programs - Employment and Post-Termination Arrangements with NEOs.”

Philip Flynn Retirement Agreement
On January 21, 2021, Associated announced that Philip B. Flynn, President and Chief Executive Officer of the Company, will retire from Associated at the end of 2021. Mr. Flynn had been considering his retirement for some time, and he and the Board of Directors agreed that 2021 was the appropriate time to initiate such a transition. In connection therewith, on January 19, 2021, Associated entered into a Retirement Agreement with Mr. Flynn (the “Retirement Agreement”) pursuant to which he has agreed to continue as President and Chief Executive Officer until a successor is in place, at which time he will step down from both roles and from the board of directors. Mr. Flynn will then serve as a special advisor to the new CEO and the Board through December 31, 2021, in order to assist in an orderly transition and serve as an ambassador and representative of Associated.

In light of his extensive business relationships in the communities and customer base Associated serves, following his retirement from Associated on December 31, 2021, Mr. Flynn has agreed to provide up to 20 hours per month of consulting services to Associated through 2024. Such services will include continuing to serve as an ambassador and representative of Associated, assisting in maintaining relationships with Associated customers and with any regulatory or legal matters regarding Associated. In addition, Mr. Flynn will be available to answer any questions regarding Associated or any of its subsidiaries and provide such other services as Associated may request in order to promote the best interests of Associated and its subsidiaries.

In consideration for Mr. Flynn’s continued service to the Company after 2021, he will receive cash payments totaling $700,000 per year through 2024 (“Consulting Fees”).

Pursuant to Mr. Flynn’s Retirement Agreement, his total compensation in 2021 will be adjusted due to his impending retirement. Mr. Flynn’s base salary will remain at $1,250,000, and he remains eligible to receive a MIP payment in 2021 equal to 85% of his base salary, which is based on Company performance. He also remains eligible for all other employee benefits and perquisites of the Company.

The amount of Mr. Flynn’s 2021 equity awards will be prorated in 2021, and he will receive a grant date fair value of not less than $678,125, to reflect only one year of service. 75% of such grant will be in the form of PRSUs, and 25% will be in the form of time-vested RSUs, which will be the same as the mix for other NEOs in 2021 (as noted above). The PRSUs will be subject to the satisfaction of the performance goals on the same terms as applicable to grants made to other NEOs of the Company in 2021. The RSUs and PRSUs will vest on his retirement date and will be subject to the restrictive covenants in the Retirement Agreement. The PRSUs will be settled following completion of the performance period.

Mr. Flynn will continue to participate and accrue benefits under the SERP at 12.5% of his annual cash base salary and cash incentive.

The Company also agreed to pay or reimburse Mr. Flynn for up to $30,000 in reasonable legal fees and expenses in connection with reviewing and entering into his Retirement Agreement with the Company.

Pursuant to his Retirement Agreement, in the event Associated terminates Mr. Flynn without cause or in the event of his death during the term of the agreement, the Company will pay Mr. Flynn a cash payment for his accrued but unpaid compensation and benefits, any remaining unpaid base salary for 2021, any remaining unpaid Consulting Fees, his 2021 unpaid annual MIP payment (based on 2021 performance), and Mr. Flynn will vest in his 2021 LTIPP awards.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2020, our last completed fiscal year:
▪The median of the annual total compensation of all colleagues of our Company was $55,431; and
▪The annual total compensation of Mr. Flynn, our Chief Executive Officer, was $4,160,306.
Due to the acquisition of First Staunton Bancshares, Inc., the divestiture of ABRC and select branch sales, during 2020, the Committee determined to re-calculate the median annual total compensation. Based on this information, the ratio for 2020 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all colleagues is 75 to 1.
We completed the following steps to identify the median of the annual total compensation of all colleagues, excluding our CEO and to determine the annual total compensation of our median colleague and CEO:
1.As of December 31, 2020, our determination date, our colleague population consisted of approximately 4,100 individuals (with all of these individuals located in the United States), including any full-time, part-time, temporary, or seasonal colleagues employed on that date.
2.To find the median of the annual total compensation of all our colleagues, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2020. In making this determination, we annualized the compensation of full-time and part-time permanent colleagues who were employed on December 31, 2020, but did not work for us the entire year. No full-time equivalent adjustments were made for part time colleagues.
3.We identified an initial median colleague using this compensation measure and methodology, which was consistently applied to all our colleagues included in the calculation.
4.After identifying the median colleague, we added together all of the elements of such colleague’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $55,431.
5.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table.

DIRECTOR COMPENSATION
The Board’s philosophy for director compensation is to provide a balanced competitive total compensation program that allows for the attraction and retention of qualified directors and reflects the increasing demands of being a public company director, the increasing regulation of the banking industry and of publicly traded corporations in general, and the personal risk factors associated with being a director. The Committee evaluates the competitiveness of director compensation on an ongoing basis. The Committee engaged Mercer to perform a competitive analysis of Associated’s director compensation program and evaluate the levels of pay, pay mix and form with respect to its director compensation programs. These evaluations, among others, have guided director compensation towards the market range of the S&P 400 (of which Associated is a component company). The material terms of the non-employee director compensation arrangements for 2021 are as follows:
•$75,000 annual retainer (with no additional meeting fees for meetings of the Board or standing committees thereof)
•RSUs with a fair market value of $120,000 are granted annually on February 1 of each year. A director joining the Board after February 1 receives a prorated RSU grant. The RSUs (and any related dividend equivalents) subject to each grant will become fully vested on the first anniversary of each grant date and, unless deferred pursuant to the Directors’ Deferred Compensation Plan, the shares of Common Stock will be issued to the director shortly after vesting.
•$100,000 additional retainer for each of the non-executive Chairman and the Chairman Emeritus
•$30,000 additional retainer for the Vice Chairman
•$10,000 additional retainer for the Chairs of the Audit Committee, Compensation and Benefits Committee, Corporate Development Committee, Corporate Governance and Social Responsibility Committee, Enterprise Risk Committee, and Trust Committee
•$1,500 ad hoc committee meeting fee (when and if such a committee is convened)
Mr. Flynn does not receive any additional compensation for serving on the Board or chairing the Corporate Development Committee.

DIRECTORS’ DEFERRED COMPENSATION PLAN
Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several directors’ deferred compensation plans. To simplify ongoing administration, Associated established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999. Prior to 2013, Associated made monetary contributions into the Directors’ Deferred Compensation Plan (the “Director Plan”) for each non-employee director. Those contributions were required to be invested in an account the balance of which is based on the trading price of Associated Common Stock.
Directors may defer any or all of their board fees, including retainers under the Director Plan. In an effort to provide directors additional flexibility to manage their annual RSU grants, the Committee amended the Director Plan in late 2018 to permit directors to defer the settlement of some or all of the shares of Common Stock received upon the vesting of their RSU awards, beginning in 2019. Earnings under the Director Plan are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish. Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John F. Bergstrom	$87,500	$120,000	$0	$0	$0	$0	$207,500
Michael T. Crowley, Jr.	75,000	120,000	0	0	0	0	195,000
R. Jay Gerken	85,000	120,000	0	0	0	0	205,000
Judith P. Greffin	75,000	120,000	0	0	0	0	195,000
Michael J. Haddad	81,000	120,000	0	0	0	0	201,000
William R. Hutchinson	176,500	120,000	0	0	0	0	296,500
Robert A. Jeffe	81,500	120,000	0	0	0	0	201,500
Eileen A. Kamerick	92,500	120,000	0	0	0	0	212,500
Gale E. Klappa	81,000	120,000	0	0	0	0	201,000
Richard T. Lommen	85,000	120,000	0	0	0	0	205,000
Cory L. Nettles	75,000	120,000	0	0	0	0	195,000
Karen T. van Lith	85,000	120,000	0	0	0	0	205,000
John (Jay) B. Williams(1)	154,000	120,000	0	0	0	0	274,000
(1) Mr. Williams was appointed Chairman of the Board of Directors beginning in the second quarter of fiscal 2020.

DELINQUENT SECTION 16(a) REPORTS
Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the SEC, NYSE, and Associated within specified time limits.
To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated and upon written representations of directors and executive officers that no other reports were required, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2020, except as follows: one late Form 4 for Mr. Stein relating to shares withheld for taxes in connection with the acceleration and vesting of RSAs due to retirement eligibility. This late filing was due to administrative delay.
RELATED PARTY TRANSACTIONS
Certain officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2020. Additional ordinary course transactions of this type may be expected to take place in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management’s opinion did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2020, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $29.4 million, which represented approximately 0.7% of consolidated stockholders’ equity. Cory L. Nettles, a director of Associated since 2013, is the Founder and Managing Director of Generation Growth Capital, Inc. (“Generation Growth Capital”), a private equity fund manager. Prior to Mr. Nettles’ appointment to the Board, Associated made aggregate financial commitments of $1.0 million and $1.1 million to Generation Growth Capital Fund I and Generation Growth Capital Fund II, respectively, each of which is managed by Generation Growth Capital. In 2016, Associated committed to an investment of up to $3.0 million in Generation Growth Capital Fund III, which is also managed by Generation Growth Capital. Each of these funds pays or will pay an annual management fee of up to 2.0% to 2.5% of total capital commitments to Generation Growth Capital, and Generation Growth Capital is or will be entitled to a customary 20% carried interest in each fund, along with certain management and transaction fees. Each of these investments was made in the ordinary course of Associated’s business and on the same terms as other investors in the funds. Investments made after Mr. Nettles joined the Board were reviewed and approved by the Corporate Governance and Social Responsibility Committee (without the participation of Mr. Nettles) in accordance with Associated’s Related Party Transaction Policies and Procedures as described below. Michael T. Crowley, III, the son of Michael T. Crowley, Jr., received total compensation of approximately $120,000 since January 1, 2020 in his capacity as Vice President, Corporate Real Estate Integration Manager of the Company.

RELATED PARTY TRANSACTION POLICIES AND PROCEDURES
We have adopted written Related Party Transaction Policies and Procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions are not covered by this policy, including: transactions involving compensation for services provided to Associated as a director or executive officer, ordinary course banking transactions, and transactions where all receive proportional benefits, such as dividends. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, and any “immediate family member” of such persons.
Under the policies and procedures, the Corporate Governance and Social Responsibility Committee reviews and either approves or disapproves any interested transactions. In considering interested transactions, the Corporate Governance and Social Responsibility Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.”

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2021. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2020. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.
If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted “FOR” this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 3. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2020 and 2019, and fees billed for other services rendered by KPMG LLP.

	2020		2019
Audit Fees(1)	$2,046,400	(4)	$1,858,500	(4)(5)
Audit-Related Fees(2)	112,600		112,600	(6)
Tax Fees(3)	627,226		223,437
All Other Fees	—		—
Total Fees	$2,786,226		$2,194,537
(1)    Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls and audit-related expenses.
(2)    Audit-related fees consist principally of fees for mortgage banking-related reports, SEC Custody Asset Verification, and Student Lending reports.
(3)    Tax Fees consist primarily of fees for Domestic (federal, state & local) tax consulting services, and tax consulting services in connection with Legal Entity Rationalization (LER) opinion in 2020.
(4)    Excludes amounts to be billed for expenses at the completion of the audit based on actual amounts incurred.
(5)    Amount includes $58,500 of fees that were approved after the filing of the Company’s 2020 Proxy Statement.
(6)    Amount includes $15,000 of fees that were approved after the filing of the Company’s 2020 Proxy Statement.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.
During 2020, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.
The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that shareholders vote “FOR” the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of four directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “Investor Relations,” “Governance Documents.” Associated’s Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” based upon their education and work experience. Associated believes Mr. Gerken is an “audit committee financial expert” based upon his status as a Chartered Financial Analyst (CFA), and his experience as a CEO overseeing the issuance of public company (mutual fund) financial statements. Associated believes Mr. Hutchinson is an “audit committee financial expert” based on his executive level responsibility for the financial operations of a large publicly traded company. Associated believes Mr. Jeffe is an “audit committee financial expert” based on his experience as Co-Chair and Co-Founder of a private oil and gas company, his extensive investment banking experience and his service as chair of the audit committees of two private companies. Associated believes Mr. Klappa is an “audit committee financial expert” based upon his experience as Chairman, CEO and CFO of a large, public company.
Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2020 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2020 Form 10-K, which has been filed with the SEC.
AUDIT COMMITTEE
Robert A. Jeffe, Chairman
R. Jay Gerken
William R. Hutchinson
Gale E. Klappa

OTHER MATTERS THAT MAY COME BEFORE THE MEETING
As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.
SHAREHOLDER PROPOSALS
Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held May 3, 2022, must be received by Associated at its executive offices no later than November 12, 2021. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on May 3, 2022, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days nor more than 90 days prior to May 3, 2022. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 2, 2022, and no later than February 17, 2022. If notice is received before February 2, 2022, or after February 17, 2022, it will be considered untimely, and Associated will not be required to present such proposal at the 2022 Annual Meeting of Shareholders.
By Order of the Board of Directors,
Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary
Green Bay, Wisconsin

March 12, 2021

ASSOCIATED BANC-CORP
433 MAIN STREET
GREEN BAY, WI 54301

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ASB2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32431-P49090-Z79056

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASSOCIATED BANC-CORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John F. Bergstrom
02) Philip B. Flynn
03) R. Jay Gerken
04) Judith P. Greffin
05) Michael J. Haddad
06) Robert A. Jeffe
07) Eileen A. Kamerick
08) Gale E. Klappa
09) Cory L. Nettles
10) Karen T. van Lith
11) John (Jay) B. Williams

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

All votes must be received by 11:59 P.M., Eastern Time, April 26, 2021.
All votes for 401(k) participants must be received by
11:59 P.M., Eastern Time, April 25, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com.

D32432-P49090-Z79056

Annual Meeting of Associated Banc-Corp
to be held on Tuesday, April 27, 2021
for Holders as of March 1, 2021
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Randall J. Erickson and Laura Skilton-Verhoff, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3.

Continued and to be signed on reverse side